UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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INTEL CORPORATION

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INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

(408) 765-8080

April 3, 2013

Dear Stockholder:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2013 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on Thursday, May 16, 2013. You may attend and participate in the annual meeting via the Internet at www.intc.com, where you will be able to vote and submit questions during the meeting. Stockholders who use the control number furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to attend the meeting via the Internet will be able to vote and submit questions during the meeting. Stockholders also may attend the meeting in person at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, California 95054. Only stockholders showing proof of ownership will be allowed to attend the meeting in person.

We also are pleased to furnish proxy materials to stockholders primarily over the Internet. On April 3, 2013, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report and vote online. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability. If you received your annual meeting materials by mail, the notice of the annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the online proxy statement and annual report, both of which are available at www.intc.com/annuals.cfm.

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy card or voting instruction card. We encourage you to vote promptly, even if you plan to attend the annual meeting.

Sincerely yours,

Andy D. Bryant

Chairman of the Board

INTEL CORPORATION

NOTICE OF 2013 ANNUAL STOCKHOLDERS’ MEETING

TIME AND DATE	8:30 a.m. Pacific Time on Thursday, May 16, 2013

ATTEND VIA INTERNET OR	Attend the annual meeting online, including to vote and/or submit questions, at www.intc.com

IN PERSON	Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

RECORD DATE	March 18, 2013

ANNUAL MEETING AGENDA AND VOTING

Proposal	Voting Recommendation of the Board

Management proposals
1. Election of the nine directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE
2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year	FOR
3. Advisory vote to approve executive compensation	FOR
4. Approval of Amendment and Extension of the 2006 Equity Incentive Plan	FOR

Stockholder proposal
5. Stockholder proposal titled “Executives to Retain Significant Stock”	AGAINST

HOW TO VOTE:	•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•

Your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented at the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “Additional Meeting Information” on page 76 of this proxy statement for more information.

ATTENDING THE ANNUAL MEETING

Attending and participating via the Internet

•	www.intc.com; we encourage you to access the meeting online prior to its start time.

•	Webcast starts at 8:30 a.m. Pacific Time.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.intc.com.

•	Stockholders may vote and submit questions while attending the meeting on the Internet.

•	Webcast replay will be available until December 28, 2013.

Attending in person

•	Doors open at 8:00 a.m. Pacific Time.

•	Meeting starts at 8:30 a.m. Pacific Time.

•	Proof of Intel Corporation stock ownership and photo identification will be required to attend the annual meeting.

•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

•	Security measures may include bag search, metal detector, and hand-wand search. The use of cameras is not allowed.

Anyone can view the annual meeting live via the Internet at www.intc.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 16, 2013:

The Notice of 2013 Annual Stockholders’ Meeting and Proxy Statement, and the 2012 Annual Report and Form 10-K, are available at www.intc.com/annuals.cfm

2013 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Board Nominees

Name	Age	Director Since	Occupation	Indepen- dent	Committee Memberships
					AC	CC	GNC	CmC	EC	FC
Charlene Barshefsky	62	2004	Senior International Partner, WilmerHale	✓				✓		C
Andy D. Bryant	62	2011	Chairman of the Board of Directors, Intel Corporation						✓
Susan L. Decker	50	2006	Principal, Deck3 Ventures LLC	✓	✓		Co		C
John J. Donahoe	52	2009	President and CEO, eBay Inc.	✓		✓	✓
Reed E. Hundt	65	2001	Principal, REH Advisors, LLC	✓	✓		✓	C		✓
James D. Plummer	68	2005	Professor, Stanford University	✓	✓					✓
David S. Pottruck[1]	64	1998	Chairman and CEO, Red Eagle Ventures, Inc.	✓		C			✓
Frank D. Yeary	49	2009	Principal, Darwin Capital Advisors LLC	✓	C			✓		✓
David B. Yoffie	58	1989	Professor, Harvard Business School	✓		✓	Co

[1]	Mr. Pottruck is also chairman of the Retirement Plans Investment Policy Committee.

C	Committee Chair	GNC	Corporate Governance and Nominating Committee
Co	Committee Co-Chair	CmC	Compliance Committee
AC	Audit Committee	EC	Executive Committee
CC	Compensation Committee	FC	Finance Committee

Company Performance During 2012

	2012[1] ($ in millions, except per share amounts)	2011[1] ($ in millions, except per share amounts)	Change (%)
Net Revenue	53,341	53,999	(1%)
Net Income	11,005	12,942	(15%)
Stock Price (high and low)[2]	29.18/19.36	25.66/19.19	n/a
Stock Price per Share as of Fiscal Year-End	20.23	24.25	(17%)

[1]	2012 was a 52-week year and 2011 was a 53-week year.

[2]	For 2012, based on a 52-week closing-price high and low, and for 2011, based on a 53-week closing-price high and low.

During 2012 we made significant product introductions across all our businesses, including PC client, servers, smartphones and tablets, and extended our manufacturing and process technology leadership. We launched our next generation server-based products, the Intel® Xeon® processor E5 family, which provides higher performance and better energy-efficiency than prior-generation products. In 2012 we continued to extend our process technology leadership with the introduction of our 22-nanometer (22nm) process technology products that utilize three-dimensional Tri-Gate transistor technology. These products also improve performance and energy-efficiency compared to prior-generation products and helped us accelerate our Ultrabook™ strategy. In 2012 we entered the smartphone market segment with six mobile phone providers launching the first Intel® architecture-based smartphones. We are also expanding in the tablet market segment with designs based on Android* and Windows* operating systems currently shipping.

Corporate Governance Highlights

Our Board of Directors is committed to being a leader on corporate governance matters. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. Among the matters in which the Board is actively engaged are business strategy, risk oversight, succession planning, and corporate responsibility and environmental stewardship.

In May 2012, the Board elected Andy D. Bryant as Chairman to succeed Dr. Jane Shaw. Mr. Bryant joined the Board in 2011 as Vice Chairman and has held numerous senior leadership positions at Intel, including 13 years as Chief Financial Officer (CFO). The Board determined that Mr. Bryant’s extensive experience at Intel would have significant value to the Board as the Board addressed chief executive officer succession and technology and business transitions. The Board also selected one of our independent directors, Susan Decker, as Lead Director in May 2012. Since 1997, the Board has appointed an independent director as Lead Director when the Chairman of the Board was an executive officer of Intel.

Paul S. Otellini, the company’s Chief Executive Officer (CEO), will retire from the Board and as President and CEO of Intel at the 2013 Annual Stockholders Meeting. The Board would like to thank Mr. Otellini for his 38 years of distinguished service to Intel.

Executive Compensation Highlights

Intel is committed to paying for performance. We provide the majority of compensation through programs in which the amounts ultimately received vary to reflect our performance. Our executive compensation programs evolve and are adjusted over time to support Intel’s business goals and to promote both near-term and long-term profitable company growth.

•

The majority of cash compensation is paid under our annual incentive cash plan based on relative and absolute financial performance, company performance relative to operational goals, and individual performance. Under this program, cash compensation reflects near-term (annual) business performance.

•	Equity awards, consisting of variable performance-based outperformance stock units, restricted stock units, and stock options, are used to align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on total stockholder return (TSR). Equity awards generally become fully vested between three and five years after the grant date, so that compensation realized under them reflects the long-term performance of the company’s stock.

•

In setting executive officer compensation, the Compensation Committee evaluates individual performance reviews of the executive officers and compensation of a “peer” group consisting of 13 technology companies and 10 other large companies.

•

Total compensation for each executive officer varies with Intel’s performance in achieving financial and non-financial objectives, and with individual performance. Each executive officer’s compensation is designed to reward his or her contribution to Intel’s results.

In January 2012, the Compensation Committee granted each of our listed officers, other than Mr. Otellini, special retention awards with an award value of $10 million based on the average of the high and low trading price of Intel’s stock on the grant date; however, under accounting standards applied by Intel, the grant date fair value of these awards reported in the Summary Compensation table is approximately $8.8 million. These awards were granted in the form of restricted stock units and designed to promote retention of Intel’s senior leadership through the next CEO transition. In November 2012, Mr. Otellini informed the Board that he will retire from Intel in May 2013, which was earlier than the Board anticipated when the Board granted the special retention awards. In January 2013, the Compensation Committee adjusted the vesting schedules of those awards, but not the amounts, to reflect this change in the timing of CEO succession. Our executive officers’ 2012 compensation also reflects adjustments arising from our normal annual process of assessing pay competitiveness.

The following table shows the total direct compensation granted by the Compensation Committee to our listed officers in 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Total Direct Compensation ($)
Paul S. Otellini	2012	1,200,000	5,234,500	—	9,940,400	1,963,200	18,338,100
President and CEO	2011	1,100,000	6,429,500	34,000	7,331,100	1,802,800	16,697,400
Stacy J. Smith	2012	650,000	1,265,900	—	12,363,700	883,500	15,163,100
Executive Vice President, Director, Corporate Strategy and Chief Financial Officer	2011	635,000	1,386,000	12,400	3,251,200	799,500	6,084,100
David Perlmutter	2012	700,000	1,800,700	—	12,363,700	883,500	15,747,900
Executive Vice President, General Manager, Intel Architecture Group, and Chief Product Officer	2011	670,000	1,401,500	12,200	3,251,200	799,500	6,134,400
Brian M. Krzanich	2012	700,000	1,800,900	—	12,363,700	883,500	15,748,100
Executive Vice President and Chief Operating Officer	2011	560,000	1,151,800	10,700	2,486,200	611,400	4,820,100
Renee J. James	2012	650,000	1,265,100	—	12,363,700	883,500	15,162,300
Executive Vice President and General Manager, Software and Services Group	2011	550,000	1,150,900	10,600	2,486,200	611,400	4,809,100

For 2012, our net income and operational performance resulted in an annual incentive cash payout at 99% of the annual incentive cash target amount under the annual incentive cash plan. The Compensation Committee determined to use its discretion under the plan to reduce the multiplier for all our executive officers to 94% of the annual incentive cash target amount. The committee’s view in taking this action was that the company had not satisfied all of its business objectives for the year, and that the annual incentive cash payout to the executive officers ought to reflect greater overall responsibility for the company’s results. Year-over-year changes in salary, annual incentive cash target, and equity award levels also reflect the special retention awards, promotions, individual performance, and competitive market adjustments.

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INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

PROXY STATEMENT

Our Board of Directors solicits your proxy for the 2013 Annual Stockholders’ Meeting and any postponement or adjournment of the meeting for the matters set forth in “Annual Meeting Agenda and Voting.” We made this proxy statement available to stockholders beginning on April  3, 2013.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the nine persons listed in the following table to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and one Intel officer: Andy D. Bryant, who currently serves as Chairman of the Board and previously served as our Executive Vice President and Chief Administrative Officer. Mr. Bryant became Chairman of the Board at the 2012 Annual Stockholders’ Meeting. Paul S. Otellini, our CEO and a member of the Board, is not a nominee and will retire from the Board and as President and CEO of Intel at the annual meeting. The Board is actively engaged in the selection process to choose the next CEO. The size of the Board will be reduced from 10 to nine persons when Mr. Otellini retires. Once the new CEO is chosen, the Board expects to increase the size of the Board back to 10 persons and to elect the CEO to the Board sometime following the annual stockholders’ meeting. That individual would first be nominated for election by the stockholders in 2014.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting, or until his or her successor, if any, is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee chosen by the present

Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the following nominees.

Name	Position with the Company	Age as of the Record Date	Intel Board Member Since
Charlene Barshefsky	Director	62	2004
Andy D. Bryant	Director, Chairman of the Board	62	2011
Susan L. Decker	Lead Director	50	2006
John J. Donahoe	Director	52	2009
Reed E. Hundt	Director	65	2001
James D. Plummer	Director	68	2005
David S. Pottruck	Director	64	1998
Frank D. Yeary	Director	49	2009
David B. Yoffie	Director	58	1989

Director Skills, Experience, and Background

Intel is a large technology company that operates on a global scale and includes research, manufacturing, and marketing functions. We operate in markets characterized by rapidly evolving technologies, exposure to business cycles, and significant competition. As we discuss in a subsequent section under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. In addition to assessing nominees’ skills and experience, the Board annually evaluates factors including independence, gender and ethnic diversity, and age. The committee and the Board review and assess the effectiveness of their practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of skills, experience, and background of the Board as a whole. The Board then determines whether to add to the Board a director with a certain type of background, experience, personal characteristics, or skills to advance the Board’s goal of creating and sustaining a Board that can support and oversee the company’s activities.

We believe that our business accomplishments are a direct result of the efforts of our employees around the world, and that a diverse employee population results in a better understanding of our customers’ needs. Our success with a diverse workforce informs our views about the value of a board of directors that has persons of diverse skills, experiences, and backgrounds. Intel’s commitment to diversity is reflected on our Diversity web site at www.intel.com/content/www/us/en/company-overview/diversity-at-intel.html; in our Corporate

Responsibility Report, found at www.intel.com/go/responsibility; and in our Corporate Governance Guidelines, found at www.intel.com/go/governance.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

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Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience was developed at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

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Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

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Business Development and Mergers and Acquisitions (M&A) Experience. Directors who have a background in business development and in M&A transactions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “make versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

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Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Intel’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

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Industry and Technical Expertise. Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

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Government Expertise. Directors who have served in government positions can provide experience and insight into working constructively with governments around the world and addressing significant public policy issues, particularly in areas related to Intel’s business and operations, and support for science, technology, engineering, and mathematics education.

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Global / International Expertise. Because we are a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, and with the majority of our revenue coming from sales outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

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Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of Intel’s legal and regulatory compliance, and engagement with regulatory authorities.

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

Ambassador Charlene Barshefsky has been a director of Intel since 2004 and a Senior

International Partner at WilmerHale, a multinational law firm in Washington, D.C., since 2001. Prior to joining the law firm, Ambassador Barshefsky served as the United States Trade Representative, chief trade negotiator, and principal trade policy maker for the United States and a member of the President’s cabinet from 1997 to 2001. Ambassador Barshefsky is also a director of American Express Company, Estée Lauder Companies, and Starwood Hotels & Resorts Worldwide.

Ambassador Barshefsky brings to the Board significant international experience acquired prior to, during, and after her tenure as a United States Trade Representative. As the chief trade negotiator for the United States, Ambassador Barshefsky headed an executive branch agency that operated on an international scale in matters affecting international trade and commerce. Ambassador Barshefsky’s position as Senior International Partner at a multinational law firm also brings to the Board continuing experience in dealing with foreign governments, focusing on market access and the regulation of business and investment. Through her government and private experience, Ambassador Barshefsky provides substantial expertise in doing business in China, where Intel has significant operations. As a director for other multinational companies, Ambassador Barshefsky also provides cross-board experience.

Andy D. Bryant has been a director since 2011 and Chairman of the Board of Directors of Intel since May 2012. Mr. Bryant served as Vice Chairman of the Board of Directors of Intel from July 2011 to May 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987, he was promoted to Director of Finance, and in 1990 was appointed Vice President and Director of Finance of the Intel Products Group. Mr. Bryant became Chief Financial Officer (CFO) in February 1994, and was promoted to Senior Vice President in January 1999. In December 1999, he was promoted to Executive Vice President and his role expanded to Chief Financial and Enterprise Services Officer. In October 2007, Mr. Bryant was named Chief Administrative Officer (CAO), a position he held until January 2012. In 2009, Mr. Bryant’s responsibilities expanded to include the Technology and Manufacturing Group. Mr. Bryant serves on the board of directors of Columbia Sportswear and McKesson Corporation.

Mr. Bryant brings senior leadership, financial, strategic, and global expertise to the Board from his former service as CFO and CAO of Intel. Mr. Bryant has budgeting, accounting controls, and forecasting experience and expertise from his work in Intel Finance, as CFO and as CAO. Mr. Bryant has been responsible for manufacturing, human resources, information technology, and finance. Mr. Bryant has regularly attended Intel Board meetings for more than 18 years in his capacity as CFO and CAO, and has direct experience as a board member through his service on other public company boards.

Susan L. Decker has been a director of Intel since 2006 and Lead Director of Intel since May 2012. She has been a Principal of Deck3 Ventures LLC, a consulting and advisory firm in Menlo Park, California, since 2009. From 2009 to 2010, she was an Entrepreneur-in-Residence at Harvard Business School in Cambridge, Massachusetts where she was involved in case development activities and helped develop and teach the Silicon Valley Immersion Program for Harvard Business School. Ms. Decker served as President of Yahoo! Inc., a global Internet company in Sunnyvale, California, from 2007 to 2009; as Executive Vice President of the Advertiser and Publisher Group of Yahoo! Inc. from 2006 to 2007; and as Executive Vice President of Finance and Administration, and CFO of Yahoo! Inc. from 2000 to 2007. Prior to joining Yahoo!, Ms. Decker was with the investment banking firm Donaldson, Lufkin & Jenrette for 14 years, most recently as the global director of equity research. Ms. Decker is also a member of the Berkshire Hathaway Inc. and Costco Wholesale Corporation boards of directors.

Ms. Decker’s experience as president of a global Internet company provides expertise in corporate leadership, financial management, and Internet technology. In her role as a CFO, Ms. Decker was responsible for finance, human resources, legal, and investor relations functions, and she played a significant role in developing business strategy, which experience supports the Board’s efforts in overseeing and advising on strategy and financial matters. Ms. Decker also provides brand marketing experience from her role as senior executive of Yahoo!’s Advertiser and Publisher Group. In addition, Ms. Decker’s 14 years as a financial analyst, service on audit committees of other public companies, and past service on the Financial Accounting Standards Advisory Council for a four-year term from 2000 to 2004 enable her to offer valuable perspectives on Intel’s corporate planning, budgeting, and financial reporting. As a director for other multinational companies, Ms. Decker also provides cross-board experience.

John J. Donahoe has been a director of Intel since 2009 and President and CEO of eBay Inc., a global online marketplace in San Jose, California, since 2008. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, and was

responsible for eBay’s global e-commerce businesses. In this role, he focused on expanding eBay’s core business, which accounts for a large percentage of the company’s revenue. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director from 2000 to 2005 for Bain & Company, a global management consulting firm based in Boston, Massachusetts, where he oversaw Bain’s 30 offices and 3,000 employees.

Mr. Donahoe brings senior leadership, strategic, and global expertise to the Board from his current position as CEO of a major Internet company and his prior work as a management consultant and leader of a global business consulting firm. In his role at eBay, Mr. Donahoe oversaw a number of strategic acquisitions, bringing business development and M&A experience to the Board. Mr. Donahoe also provides technical and brand marketing expertise from his role as a leader of global e-commerce businesses.

Reed E. Hundt has been a director of Intel since 2001; a principal of REH Advisors LLC, a strategic advice firm in Washington, D.C., since 2009; and the CEO of the Coalition for Green Capital, a non-profit organization based in Washington, D.C., that designs, develops, and implements green banks at the state, federal, and international level, since 2010. From 1998 to 2009, Mr. Hundt was an independent advisor to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997. From 1982 to 1993, Mr. Hundt was a partner with Latham & Watkins, an international law firm, in the firm’s Los Angeles, California and Washington, D.C. offices. Mr. Hundt is currently a senior advisor to Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm, an advisor to GTCR, a private equity firm, and an advisor to Level Money, a financial services firm. Within the past five years, Mr. Hundt has served as a member of the boards of directors of Infinera Corporation and Data Domain, Inc.

As an advisor to and an investor in telecommunications companies and other businesses on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, which opened markets in 69 countries to competition and reduced barriers to international investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight with regard to Intel’s legal and compliance matters, and his board service with numerous other companies, including on their audit committees, provides cross-board experience and financial expertise. His work with a number of ventures involved in the areas of sustainable energy and the environment provides him with a unique perspective in overseeing Intel’s environmental and sustainability initiatives.

James D. Plummer has been a director of Intel since 2005; a Professor of Electrical Engineering at Stanford University in Stanford, California since 1978; and the Dean of the School of Engineering since 1999. Dr. Plummer received his PhD degree in Electrical Engineering from Stanford University. Dr. Plummer has published more than 400 papers on silicon devices and technology, has won numerous awards for his research, and is a member of the U.S. National Academy of Engineering. Dr. Plummer also directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer is a member of the boards of directors of Cadence Design Systems, Inc. and International Rectifier Corporation. Within the past five years, Dr. Plummer has served as a member of the board of directors of Leadis Technology, Inc.

As a scholar and educator in the field of integrated circuits, Dr. Plummer brings to the Board industry and technical experience directly related to Intel’s semiconductor research and development, and manufacturing. Dr. Plummer’s board service with other public companies, including on their audit committees, provides cross-board experience and financial expertise.

David S. Pottruck has been a director of Intel since 1998 and Chairman and CEO of Red Eagle Ventures, Inc., a private equity firm in San Francisco, California, since 2005. Mr. Pottruck has also served as Co-Chairman of Hightower Advisors, a wealth-management company in Chicago, Illinois, since 2009; as an advisory board member of the University of Pennsylvania Wharton School of Business in Philadelphia, Pennsylvania, since 2005; and as an advisory board member of PwC—Diamond Technology Consultants, a consulting firm, since 2004. Mr. Pottruck teaches in the MBA and Executive Education programs of the Wharton School of Business of the University of Pennsylvania, and has held adjunct faculty positions at five universities. Mr. Pottruck also serves as a Senior Fellow in the Wharton School of Business Center for Leadership and Change Management. In 2004, Mr. Pottruck resigned from the Charles Schwab Corporation after a 20-year career that included service as President, CEO, and a member of the board. Mr. Pottruck also serves on the boards of numerous private companies.

As the Chairman and CEO of a private equity firm, and as a former CEO of a major brokerage firm with substantial Internet operations, Mr. Pottruck brings to the Board significant senior leadership, management, operational, financial, business development, and brand management expertise.

Frank D. Yeary has been a director of Intel since 2009 and a principal of Darwin Capital Advisors LLC, a private investment and advisory firm in San Francisco, California, since 2012. Mr. Yeary was Vice Chancellor of the University of California, Berkeley from 2008 to 2012, where he led and implemented major strategic and financial changes to the university’s financial and operating strategy, and from 2010 to 2011, he served as interim Chief Administrative Officer, managing a portfolio of financial and operational responsibilities and departments. Prior to returning to his alma mater in 2008, Mr. Yeary spent nearly 25 years in the financial industry, most recently as Managing Director, Global Head of Mergers and Acquisitions and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary is chairman of CamberView Partners, LLC, a boutique advisory firm.

With his extensive career in investment banking and finance, Mr. Yeary brings to the Board significant strategy, M&A, and financial experience related to the business and financial issues facing large corporations, including expertise in financial reporting. Mr. Yeary also provides strategic and financial expertise from his role as Vice Chancellor of a large public research university.

David B. Yoffie has been a director of Intel since 1989 and a professor at Harvard University’s Graduate School of Business Administration in Boston, Massachusetts, since 1981. Dr. Yoffie also served as Harvard University’s Business School’s Senior Associate Dean and Chair of Executive Education from 2006 to 2012. He received a PhD from Stanford University, where he has been a Visiting Scholar. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, as Chairman of the Advanced Management Program from 1999 to 2002, and as chair of Harvard’s Young Presidents’ Organization program from 2004 to 2012. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the board of directors of Financial Engines, Inc. and TiVo, Inc.

As a scholar and educator in the field of international business administration, Dr. Yoffie brings to the Board significant global experience and knowledge of competitive strategy, technology, and international competition. Dr. Yoffie’s board service with other public companies also provides cross-board experience. As our longest-serving director, Dr. Yoffie provides unique insights and perspectives on Intel’s development and strategic direction.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each of its Board meetings, the Board held sessions for the independent directors to meet without the CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have access to our employees outside of Board meetings. Board members are encouraged and expected to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

Board Leadership Structure. The Board has a general policy that the positions of Chairman of the Board and CEO should be held by separate persons to aid in the Board’s oversight of management. This policy is in the Board’s published Guidelines on Significant Corporate Governance Issues, and it has been in effect since the company began operations. Sometimes the Board has chosen an independent director as Chairman, and sometimes it has chosen a senior executive as Chairman; since 1997 the Board has also elected an independent director to serve as Lead Director when the Chairman is a senior executive. Chairmen in the recent past include Dr. Jane Shaw, an independent director, who served as Chairman from 2009 until her retirement from the Board in May 2012; Dr. Craig R. Barrett, a former CEO of Intel, who served as Chairman from 2005 until 2009; and Dr. Andy Grove, a former CEO of Intel, who served as Chairman from 1997 until 2005.

The Board elected Andy D. Bryant as Chairman to succeed Dr. Shaw in May 2012. Mr. Bryant was first elected to the Board in 2011, and at that time the Board designated Mr. Bryant as Vice Chairman in anticipation of his becoming Chairman in 2012. Mr. Bryant had most recently been Executive Vice President and Chief Administrative Officer of Intel, with responsibility for the Technology and Manufacturing Group, Information Technology, Human Resources, and Finance. Mr. Bryant had previously been Intel’s Chief Financial Officer, and he held various other positions at Intel. Mr. Bryant has attended and been a participant at Board meetings for more than 18 years in his positions as CFO and CAO.

The independent directors considered whether to elect an independent director as the next Chairman but decided that Mr. Bryant would be the right person at this time to be Chairman. The Board believed that Mr. Bryant’s extensive experience at Intel would have significant value to the Board as the Board deals with CEO succession and technology and business transitions. The independent members of the Board considered whether Mr. Bryant’s position as a senior executive officer might reduce or compromise his effectiveness as Chairman, and they concluded that in their opinion this would not be the case. The Board and the Board’s Compensation Committee have the responsibility to determine Mr. Bryant’s performance reviews and compensation.

The independent directors selected Ms. Decker to serve as Lead Director following the retirement of Dr. Shaw as independent Chairman in May 2012. The duties and responsibilities of the Lead Director, which are set forth in our Bylaws and Board’s Charter of the Lead Director, include:

•	calling and presiding at meetings of the independent and non-employee directors of the Board of Directors and, in the absence of the Chairman, presiding at meetings of the Board;

•	approving the information, agenda, and meeting schedules for the Board of Directors’ and Board committee meetings;

•	serving as a liaison for consultation and direct communication with stockholders;

•	serving as principal liaison between the non-employee directors and the Chairman; and

•	approving the retention of advisors and consultants who report directly to the Board.

The Board will continue to periodically assess its leadership structure and the potential advantages of having an independent Chairman.

The Board’s Role in Risk Oversight at Intel

One of the Board’s functions is oversight of risk management at Intel. “Risk” is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

•	macro-economic risks, such as inflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, corporate governance, and environmental stewardship.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

Risk Assessment Processes. Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting, the Compliance Committee oversees issues related to significant pending and threatened litigation, the Finance Committee oversees issues related to the company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the company. The full Board also receives specific reports on enterprise risk management in which the identification and control of risk are the primary topics of the discussion.

Risk Assessment in Compensation Programs. We annually assess the company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Intel management assessed the company’s executive and broad-based compensation and benefits programs on a worldwide basis to determine whether the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk-management practices of Intel; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

The Board’s Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for succession with respect to the position of CEO and monitoring and advising on management’s succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has short-term contingency plans in place for emergency and ordinary-course contingencies, such as the departure, death, or disability of the CEO or other executive officers.

Mr. Otellini, our current CEO, plans to retire from Intel at the annual stockholders’ meeting, and the Board is actively engaged in the selection process to choose the next CEO. The size of the Board will be reduced from 10 to 9 persons when Mr. Otellini retires. Once the new CEO is chosen, the Board expects to increase the size of the Board back to 10 persons and to elect the CEO to the Board sometime following the annual stockholders’ meeting. That individual would first be nominated for election by the stockholders in 2014.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Mr. Yeary, and Dr. Yoffie. Because Mr. Otellini and Mr. Bryant are employed by Intel, they do not qualify as independent.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

the director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC), which provide that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and they may not be affiliates of the company. The directors who serve on the Compensation Committee each qualify as independent under recently adopted NASDAQ standards that Intel implemented in advance of the required compliance date. Under these standards, members of compensation committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and any affiliate relationships between the director and company must be considered to determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2010 between Intel and entities associated with the independent directors or members of their immediate family.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC, U.S. Internal Revenue Service (IRS), and newly adopted NASDAQ standards for compensation committee members. Based on all of the foregoing, as required by the NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the directors’ independence. The Board’s independence determinations included reviewing the following transactions.

Ambassador Barshefsky is a partner at the law firm WilmerHale. Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation related to our payments to this firm. Intel’s payments to this firm for professional services represented less than 5% of the firm’s annual revenue in each of the past three years.

Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Mr. Yeary, Dr. Yoffie, or one of their immediate family members have each served as a trustee, director, employee, or advisory board member for one or more colleges or universities. Intel has a variety of dealings with these institutions in the ordinary course of business, including: sponsored research and technology licenses; charitable contributions (matching and discretionary); fellowships and scholarships; facility, engineering, and equipment fees; and payments for training, event hosting, and organizational participation or membership dues. Payments to each of these institutions (including discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $200,000 or 1% of that institution’s annual revenue in each of the past three years.

Each of our non-employee directors or one of his/her immediate family members is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with or received charitable contributions (matching and discretionary) from Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services, licensing or research arrangements, or commercial paper or similar financing arrangements in which Intel or the Intel Foundation participated as a creditor. Payments to or from each of these entities (including discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $200,000 or 5% of the recipient’s annual revenue, respectively, in each of the past three years.

Director Attendance

The Board held seven meetings in 2012. We expect each director to attend every meeting of the Board and the committees on which he or she serves, as well as the annual stockholders’ meeting. All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2012 (held during the period in which the director served). Nine directors attended our 2012 Annual Stockholders’ Meeting.

Communications from Stockholders to Directors

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any committee of the Board in writing to the attention of our Corporate Secretary at the address set forth in “Other Matters; Communicating with Us.” This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at his discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines

Intel has long maintained a set of guidelines, titled the Board of Directors Guidelines on Significant Corporate Governance Issues. The Corporate Governance and Nominating Committee oversees and annually reviews the Guidelines and any recommendations for amendments. The Board oversees administration and interpretation of, and compliance with, the Guidelines, and may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

We have posted the Guidelines on our web site at www.intel.com/go/governance. Among other matters, the Guidelines include the following items concerning the Board:

•	Independent directors may not stand for re-election after age 72.
•

Directors are limited to service on four public company boards, including Intel’s but excluding not-for-profit and mutual fund boards. If the director serves as an active CEO of a public company, the director is limited to service on three public company boards, including Intel’s.

•	The CEO reports at least semiannually to the Board on succession planning and management development.

•	The Chairman of the Board manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

•

The Board will obtain stockholder approval before adopting any “poison pill.” If the Board later repeals this policy and adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by Intel’s stockholders within 12 months from the date that the Board adopts the poison pill. If Intel’s stockholders fail to approve the poison pill, the Board may elect to terminate, retain, or modify the poison pill in the exercise of its fiduciary responsibilities.

In addition, the Board has adopted a policy that the company will not issue shares of preferred stock to prevent an unsolicited merger or acquisition.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board has, and appoints the members of, the following standing committees: Audit, Compensation, Compliance, Corporate Governance and Nominating, Executive, and Finance. The Board has determined that each member of the Audit, Compensation, Compliance, Corporate Governance and Nominating, and Finance Committees is an independent director in accordance with NASDAQ standards.

Each of the Board committees has a written charter approved by the Board. Consistent with our practice of being early adopters of many corporate governance best practices, we recently amended the Compensation Committee’s charter to implement in advance of the required compliance date newly adopted NASDAQ standards enumerating specific responsibilities and authorities for compensation committees. We post each charter on our web site at www.intc.com/corp_docs.cfm. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Corporate Governance and Nominating	Compliance	Executive	Finance
Charlene Barshefsky				✓		Chair
Andy D. Bryant					✓
Susan L. Decker	✓		Co-Chair		Chair
John J. Donahoe		✓	✓
Reed E. Hundt	✓		✓	Chair		✓
James D. Plummer	✓					✓
David S. Pottruck		Chair			✓
Frank D. Yeary	Chair			✓		✓
David B. Yoffie		✓	Co-Chair
Number of Committee Meetings Held in 2012	8	4	4	3	1	1

Audit Committee. The Audit Committee assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that Ms. Decker and Mr. Yeary each qualifies as an “audit committee financial expert” under SEC rules and that each Audit Committee member has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

Compensation Committee. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our equity plans, including reviewing and granting equity awards to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board and to management related to employee compensation and benefit plans, making recommendations to the Board on stockholder proposals related to compensation matters, and administering the employee stock purchase plan.

The Compensation Committee is responsible for determining executive compensation, and the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to one or more members of the Board the authority to review and grant stock-based compensation to employees other than executive officers.

The Compensation Committee retains an independent executive compensation consultant, Farient Advisors LLC. Farient Advisors provides input, analysis, and advice to the Compensation Committee with respect to Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total), design of compensation elements, overall equity usage and allocation, and risk assessment under Intel’s compensation programs. Farient Advisors reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Farient Advisors did not perform work for Intel other than that which was pursuant to its engagement by the Compensation Committee. The Compensation Committee’s independent consultant provided the Compensation Committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on the report and discussions with Farient Advisors, the Compensation Committee determined that the work of Farient Advisors in 2012 did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Chairman of the Board, based on his assessment of each executive officer’s performance during the year and his review of compensation data gathered from compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, political contributions, and stakeholder issues. The committee also annually reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, makes recommendations to the Board regarding proposed revisions to the Guidelines and committee charters, reviews the policy related to the implementation of a poison pill, and makes recommendations to the Board regarding the size and composition of the Board and its committees. In addition, the committee reviews all stockholder proposals, makes recommendations to the Board for action on such proposals, and reviews and makes recommendations to the Board concerning compensation for our non-employee directors.

The Corporate Governance and Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. In seeking and evaluating director candidates, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it may be desirable to add to the Board a director with a certain type of background, experience, personal characteristics, or skills. In connection with this process, the committee seeks input from Intel’s head of Global Diversity and Inclusion. Board members typically suggest candidates for nomination to the Board. The committee also considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to suggest a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.”

Compliance Committee. The Compliance Committee, as directed by the Board, oversees Intel’s policies, programs, and procedures with regard to significant pending and threatened litigation. In addition, the Compliance Committee reviews our implementation of legal obligations arising from judgments, settlement agreements, and other similar obligations that bear upon the company’s effective conduct of business in a legal and ethical manner.

Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash-management transactions.

The Finance Committee appoints the members of, and oversees, the Retirement Plans Investment Policy Committee, which sets the investment policies and chooses investment managers for our U.S. retirement plans. Mr. Pottruck is chairman of the Retirement Plans Investment Policy Committee, whose other members are Intel employees.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation, with the majority of compensation being provided in the form of equity-based compensation. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, Corporate Secretary, and Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage the services of outside advisors, experts, and others to assist the committee. During 2012, the committee used Compensia, Inc., an outside advisor to aid in setting director compensation. To assist the committee in its annual review of director compensation, Compensia provided director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its peer group for determining director compensation. The director peer group is the same as the peer group used to set executive compensation and consists of 13 technology companies and 10 companies within the Standard & Poor’s S&P 100* Index (S&P 100), described in detail below under “Compensation Discussion and Analysis; 2012 External Competitive Considerations.” The committee targets cash and equity compensation at the average of the peer group.

For 2012, the Corporate Governance and Nominating Committee established an annual additional cash retainer of $20,000 for the Lead Director of the Board; increased the non-employee annual cash retainer from $75,000 to $80,000;

increased the Audit Committee chair fee from $20,000 to $25,000; increased the Compensation Committee chair fee from $10,000 to $20,000; increased the Corporate Governance and Nominating Committee chair fee from $10,000 to $15,000; and established a Compensation Committee member fee of $10,000.

Following these actions, annual compensation for non-employee directors consists of the following elements:

•	cash retainer of $80,000;

•	variable performance-based restricted stock units, which we refer to as outperformance stock units (OSUs), with a targeted grant date fair value of approximately $110,000;

•	restricted stock units (RSUs) with a targeted grant date fair value of approximately $110,000;

•	Audit Committee chair fee of $25,000;

•	Compensation Committee chair fee of $20,000;

•	Corporate Governance and Nominating Committee chair fee of $15,000;

•	all other committee chair fees of $10,000 per committee;

•	non-chair Audit Committee member fee of $10,000; and

•	non-chair Compensation Committee member fee of $10,000.

Intel does not pay its management directors for Board service in addition to their regular employee compensation. After his appointment as Chairman of the Board, Mr. Bryant has continued to participate in the compensation programs that apply to other full-time executive officers, and his compensation is determined by the Board’s Compensation Committee.

The following table details the compensation of Intel’s non-employee directors for the year ended December 29, 2012.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation[2] ($)	Total ($)
Charlene Barshefsky[3]	87,500	215,300	—	—	302,800
Susan L. Decker	115,000	215,300	—	4,800	335,100
John J. Donahoe[4]	—	285,000	—	—	285,000
Reed E. Hundt	92,500	215,300	—	—	307,800
James D. Plummer	87,500	215,300	—	—	302,800
David S. Pottruck	102,500	215,300	—	—	317,800
Jane E. Shaw[5]	142,500	—	1,000	40,000	183,500
Frank D. Yeary	100,000	215,300	—	—	315,300
David B. Yoffie	95,000	215,300	95,000	5,000	410,300
Total	822,500	1,792,100	96,000	49,800	2,760,400

[1]

Consists of OSUs and RSUs valued at grant date fair values. Assumptions used in determining the grant date fair value of RSUs included an assumed risk-free rate of return of 0.2% and a dividend yield of 3.5%. Assumptions used in determining the grant date fair value of OSUs were volatility of 26.64%, risk-free rate of return of 0.3%, and a dividend yield of 3.5%. For additional information, see “Director Compensation; Equity Awards” below.

[2]

Intel Foundation made matching charitable contributions on behalf of Ms. Decker ($4,800) and Dr. Yoffie ($5,000). Upon retirement from the Board, Dr. Shaw was entitled to $40,000 for the second half of 2012 from the directors’ retirement plan. Dr. Shaw received $37,500 in 2012, and a retroactive payment in 2013 in the amount of $2,500 due to the change in retainer payment for directors.

[3]	Ambassador Barshefsky participated in the Cash Deferral Election, whereby she elected to defer her cash compensation until her retirement from the Board.

[4]

Includes 2,930 RSUs granted to Mr. Donahoe in lieu of his annual cash retainer for the second half of 2011, and his annual cash retainer for the first half of 2012. The remainder of his cash retainer and Compensation Committee member fees for the second half of 2012 will be paid in the form of RSUs in 2013.

[5]	Dr. Shaw retired from the Board effective May 2012.

Fees Earned or Paid in Cash. The following table provides a breakdown of cash fees earned, without taking into account any election to defer or receive equity in lieu of cash. As noted above, for 2012 Mr. Donahoe elected to receive his fees earned in the form of RSUs.

Name	Annual Retainers ($)		Committee Chair Fees ($)		Audit and Compensation Committees Member Fees ($)	Total ($)
Charlene Barshefsky	77,500		10,000		—	87,500
Susan L. Decker	87,500	(1)	22,500		5,000	115,000
John J. Donahoe	77,500		—		5,000	82,500
Reed E. Hundt	77,500		5,000		10,000	92,500
James D. Plummer	77,500		—		10,000	87,500
David S. Pottruck	77,500		25,000	(2)	—	102,500
Jane E. Shaw[3]	137,500		5,000		—	142,500
Frank D. Yeary	77,500		17,500		5,000	100,000
David B. Yoffie	77,500		12,500		5,000	95,000

[1]	Includes a $10,000 annual cash retainer fee for Ms. Decker’s service as the Lead Director for the second half of 2012.

[2]	Includes a $10,000 committee chair fee for Mr. Pottruck’s service as chairman of the Retirement Plans Investment Policy Committee.

[3]	Dr. Shaw retired from the Board effective May 2012.

Under the “RSU in Lieu of Cash Election” program, directors can elect annually to receive all of their cash compensation in the form of RSUs. This election must be either 100% or 0%, and must be made in the tax year prior to earning compensation. The Board grants RSUs elected in lieu of cash in two installments: one in the year in which the cash fees otherwise would be paid, and the second in the following year. RSUs elected in lieu of cash have the same vesting terms as the annual RSU grant to directors. Under this program, Mr. Donahoe was granted 2,930 RSUs in 2012 resulting from his elections under this program with respect to his 2011 and 2012 fees.

Equity Awards. In accordance with Intel’s 2006 Equity Incentive Plan, equity awards granted to non-employee directors may not exceed 100,000 shares per director per year. The current practice is to grant each non-employee director OSUs and RSUs each July with a market value on the grant date of approximately $220,000. Grant date fair value reported in the “Stock Awards” column in the Director Compensation for Fiscal Year 2012 table above differs from this amount due to changes in the fair value of such awards between the approval date and the grant date of the awards.

Outperformance stock units (OSUs): OSUs are variable performance-based restricted stock units. OSUs granted to directors in 2012 (2012 Director

OSUs) have a three-year cliff-vesting schedule, meaning that 100% of the grant vests on the 36-month anniversary of the date the award is granted. On July 26, 2012, Intel granted each independent director 3,023 of 2012 Director OSUs. The grant date fair value of each OSU was $37.34. If a director retires from the Board and is 72 years of age or has at least seven years of service on Intel’s Board before the end of the performance period, he or she will not forfeit granted but unvested awards. The 2012 Director OSUs convert to shares on the regular settlement dates (no accelerated payout). The number of shares of Intel common stock that a director receives from this grant will range from 50% to 200% of the target amount. As part of the OSU program, directors receive dividend equivalents on the final shares earned and vested; the dividend equivalents will pay out in the form of additional shares. For more information on OSUs, see “Compensation Discussion and Analysis; OSU Awards” below.

Restricted stock units (RSUs): RSUs vest in equal annual installments over a three-year period from the grant date. On July 26, 2012, Intel granted each independent director 4,300 RSUs. The grant date fair value of each RSU was $23.81. Vesting of all shares accelerates upon retirement from the Board if a director is 72 years of age or has at least seven years of service on Intel’s Board. Directors do not receive dividend equivalents on unvested RSUs.

The following table provides information on the outstanding equity awards held by the non-employee directors at fiscal year-end 2012, with OSUs shown at their target amount. Market value for stock units (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($20.23 on December 28, 2012). In 2006, Intel began granting RSUs instead of stock options to non-employee directors. In 2009, Intel began granting OSUs to non-employee directors in addition to RSUs. All of the stock options in the following table are fully vested. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year and the option exercise price, and multiplying it by the number of stock options.

Outstanding Equity Awards for Directors at Fiscal Year-End 2012

	Stock Options		Stock Units
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Market Value of Unexercised Options ($)	Number of Restricted Stock Units That Have Not Vested[1] (#)	Market Value of Restricted Stock Units That Have Not Vested[2] ($)	Number of Outperformance Stock Units That Have Not Vested[3] (#)	Market Value of Unconverted Outperformance Stock Units That Have Not Vested ($)
Charlene Barshefsky	5,000	—	15,514	313,800	9,207	186,300
Susan L. Decker	—	—	15,514	313,800	9,207	186,300
John J. Donahoe	—	—	22,649	458,200	9,207	186,300
Reed E. Hundt	—	—	15,514	313,800	9,207	186,300
James D. Plummer	—	—	15,514	313,800	9,207	186,300
David S. Pottruck	15,000	22,500	15,514	313,800	9,207	186,300
Jane E. Shaw[4]	15,000	22,500	—	—	11,308	228,800
Frank D. Yeary	—	—	15,514	313,800	9,207	186,300
David B. Yoffie	—	—	15,514	313,800	9,207	186,300

[1]	Vested RSUs that would have settled if they had not been part of the deferral election program are excluded from this column.

[2]	The market value of vested RSUs that would have settled if they had not been part of the deferral election program is excluded from this column.

[3]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period will range from 33% to 200% of that target amount for OSUs granted prior to 2011; and from 50% to 200% for the OSUs granted in 2011 and 2012, depending on Intel’s TSR performance versus the TSR performance of a group of companies over the applicable three-year performance period. In addition, dividend equivalents will be paid out on the final shares earned and vested in the form of additional shares.

[4]	Dr. Shaw retired from the Board effective May 2012; however, the information shown in this table is as of fiscal year- end 2012.

Director Stock Ownership Guidelines. The Board’s stock ownership guidelines for non-employee directors require that each director must acquire and hold at least 15,000 shares of Intel common stock within five years of joining the Board. After each succeeding five years of Board service, non-employee directors must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unvested OSUs, unvested RSUs, and unexercised stock options do not count toward this requirement. As of December 29, 2012, each director nominated for election at the annual meeting had satisfied these ownership guidelines.

Deferred Compensation. Intel has a deferred compensation plan that allows non-employee directors to defer their cash and equity compensation. The Cash Deferral Election allows participants to defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this option. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel. Ambassador Barshefsky chose the Cash Deferral Election with respect to her 2012 fees. The RSU Deferral Election allows directors to defer the settlement of their vested RSUs until termination of service. This election must be either 100% or 0% and applies to all RSUs granted during the year. Deferred RSUs count toward Intel’s stock ownership guidelines once they vest. Directors do not receive dividends on deferred RSUs. Mr. Donahoe participated in the RSU Deferral Election program for the awards granted in 2012.

Retirement. In 1998, the Board ended its retirement program for independent directors. Dr. Shaw and Dr. Yoffie, who were serving at that time, were vested with the number of years served. They will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon the director’s departure from the Board. The payments will continue for the lesser of the number of years served as a non-employee director through 1998 or the life of the director. Dr. Shaw’s retirement payments began after her retirement from the Board in May 2012. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Compensation for Fiscal Year 2012 table represent the net actuarial increase in pension value accrued under this program. Dr. Shaw is credited with five years of service, and Dr. Yoffie is credited with nine years of service. Assumptions used in determining these increases include a discount rate of 3.88%, a retirement age of 65 or current age if older, the RP2000 Mortality table projected to 2012, and an annual benefit amount of $80,000.

Equipment. Intel gives each director a laptop computer for his or her personal use and offers each director the use of other equipment employing Intel technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

Charitable Matching. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for 50% matching of funds of up to $10,000 per director per year, which is the same limit for employees generally.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or a greater than 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2012, there were no related-person transactions under the relevant standards.

Code of Conduct

Our policy is that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities, or loyalty to Intel. Our Code of Conduct contains these policies and applies to our directors (with respect to their Intel-related activities), executive officers, and other employees.

Each director and executive officer must inform our Board when confronted with any situation that may be perceived as a conflict of interest with Intel, even if the person does not believe that the situation would violate our Code of Conduct. If the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine whether there is a conflict of interest and how the conflict should be resolved.

Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. We have posted our Code of Conduct on our web site at www.intel.com/go/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by one holder of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of February 25, 2013, except for information on the greater than 5% stockholder. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 25, 2013” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of February 25, 2013 (which are shown in the columns to the right). Our listed officers are the CEO, the CFO, and the three other most highly compensated executive officers in a particular year. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of February 25, 2013		Percent of Class	Number of Shares Subject to Options Exercisable as of February 25, 2013 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of February 25, 2013
BlackRock, Inc.	299,360,425	(1)	6.033	—	—
Paul S. Otellini, Director, President, and Chief Executive Officer	4,531,994	(2)	**	3,203,872	57,738
David Perlmutter, Executive Vice President and General Manager, Intel Architecture Group, and Chief Product Officer	1,968,599		**	1,409,490	14,379
Brian M. Krzanich, Executive Vice President and Chief Operating Officer	655,504		**	475,532	13,240
Stacy J. Smith, Executive Vice President, Director, Corporate Strategy and Chief Financial Officer	598,155		**	369,392	14,379
Renee J. James, Executive Vice President and General Manager, Software and Services Group	282,173		**	185,949	13,240
Andy D. Bryant, Director and Chairman of the Board	1,885,156	(3)	**	1,356,990	18,546
David B. Yoffie, Director	193,055	(4)	**	—	—
David S. Pottruck, Director	87,138	(5)	**	15,000	—
Charlene Barshefsky, Director	73,322	(6)(7)	**	5,000	—
Reed E. Hundt, Director	69,150		**	—	—
Susan L. Decker, Director	43,305		**	—	—
Frank D. Yeary, Director	39,608		**	—	—
John J. Donahoe, Director	35,695	(8)	**	—	—
James D. Plummer, Director	34,650	(9)	**	—	—
All directors and executive officers as a group (18 individuals)	12,861,879		**	8,907,959	177,138

**	Less than 1%.

[1]

As of December 31, 2012, based on information set forth in a Schedule 13G/A filed with the SEC on February 6, 2013 by BlackRock, Inc. BlackRock, Inc.’s business address is 40 East 52nd St., New York, NY 10022.

[2]

Includes 1,608 shares held by Mr. Otellini’s spouse (Mr. Otellini disclaims beneficial ownership of these shares), and 338,229 shares held by a trust for which Mr. Otellini shares voting and investment power.

[3]

Includes 1,600 shares held by Mr. Bryant’s son,1,000 shares held by Mr. Bryant’s daughter, and 119,383 shares held by a family trust with Mr. Bryant’s spouse as trustee. Mr. Bryant disclaims beneficial ownership of these shares.

[4]	Includes 164,176 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and investment power.

[5]

Includes 800 shares held by Mr. Pottruck’s daughter. Also includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and investment power.

[6]	Includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and investment power.

[7]	Includes 17,370 deferred but vested RSUs held by Ambassador Barshefsky.

[8]	Includes 30,206 deferred but vested RSUs held by Mr. Donahoe.

[9]	Includes 27,835 shares held by a family trust for which Dr. Plummer shares voting and investment power.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young.

In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2010, and the concurring/reviewing partner for our audit was changed in 2009. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules. The Audit Committee also considers that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for various other non-audit services that could not be provided by an independent auditor, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would force the replacement of one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2012. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Ernst & Young LLP’s Fees for 2012 and 2011

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2012 and 2011. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2012 Fees ($)	2011 Fees ($)
Audit Services	18,623,000	18,259,000
Audit-Related Services	958,000	903,000
Tax Services	2,360,000	2,341,000
All Other Services	—	—
Total	21,941,000	21,503,000

Audit Services. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents. This category also includes fees for an Ernst & Young online accounting research service. The increase in audit fees from 2011 to 2012 is primarily due to an increase in the scope for statutory audits and related regulatory requirements.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Services. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing.

All Other Services. This category consists of services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Services,” “Audit-Related Services,” or “Tax Services.”

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for the current year.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings news releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit

Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee.

The Audit Committee has reviewed and discussed with management its assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 29, 2012, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework.” The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 29, 2012, which Intel filed with the SEC on February 19, 2013.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2012 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 29, 2012.

Audit Committee

Frank D. Yeary, Chairman

Susan L. Decker

Reed E. Hundt

James D. Plummer

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Intel has provided stockholders with an advisory vote on executive compensation since 2009, and beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for U.S. public companies under federal law. In addition, at Intel’s 2011 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement for Intel’s 2013 Annual Stockholders’ Meeting.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of Intel’s stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

Although this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results, and if those results reflect any broadly held issues or concerns, we will consult directly with stockholders to better understand their views.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2014.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” approval of our executive compensation on an advisory basis.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs, and discusses the compensation earned by Intel’s listed officers (the CEO, the CFO, and the three other most highly compensated executive officers in 2012) as presented in the tables below under “Executive Compensation.” This Compensation Discussion and Analysis is composed of four sections:

•	Executive Summary—Highlights 2012 performance and pay;

•

Compensation Philosophy and Practices—A discussion of Intel’s executive compensation framework, including the philosophy behind the total compensation package, as well as descriptions of each element of the package;

•	2012 Compensation of Our Listed Officers—Provides greater detail on individual compensation of our listed officers; and

•	Other Aspects of Our Compensation Programs—A discussion of other policies and processes related to our executive compensation programs.

Detailed compensation tables quantifying and further explaining our listed officers’ compensation follow this Compensation Discussion and Analysis.

For 2012, our listed officers were:

•	Paul S. Otellini, President and Chief Executive Officer

•	Stacy J. Smith, Executive Vice President, Director, Corporate Strategy, and Chief Financial Officer

•	David Perlmutter, Executive Vice President, General Manager, Intel Architecture Group, and Chief Product Officer

•	Brian M. Krzanich, Executive Vice President and Chief Operating Officer

•	Renee J. James, Executive Vice President and General Manager, Software and Services Group

Executive Summary

Intel has a long-standing commitment to pay for performance that we implement by providing a majority of compensation through programs in which the amounts ultimately received vary to reflect our financial and operational performance. Our executive compensation programs evolve and are adjusted over time to support Intel’s business goals and to promote both the near- and long-term profitable growth of the company. Total compensation for each executive officer varies with Intel’s performance in achieving financial and non-financial objectives and with individual performance. The majority of cash compensation consists of payments under our annual incentive cash plans, which are based on absolute and relative financial performance, company performance relative to operational goals, and individual performance. Equity-based compensation, consisting of variable performance-based restricted stock units (OSUs), time-based restricted stock units (RSUs), and stock options, is used to align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on total stockholder return (TSR). In setting 2012 listed officer compensation, the Compensation Committee reviewed compensation of a peer group consisting of 13 technology companies (the technology peer group) and 10 other companies in the S&P 100.

During 2012 the Compensation Committee determined to maintain the key components of our annual compensation program, consisting of base salary, annual and semi-annual incentive cash awards, and annual equity grants reflecting a mix of OSUs, RSUs and stock options. The committee also adjusted compensation levels and approved special equity awards in anticipation of the transition to Intel’s next CEO and to retain our executive talent through the transition.

As shown in the following table, Intel’s revenue for 2012 was down 1% from 2011 and lower than we expected at the start of the year. In a challenging environment, the company’s business continues to produce significant cash from operations, generating $18.9 billion in 2012. Intel returned $4.4 billion to stockholders through dividends and repurchased $4.8 billion of common stock through the common stock repurchase program. In addition, the company purchased $11 billion in capital assets as we continue to make significant investments to extend our manufacturing leadership.

	2012[1] ($ in millions, except per share amounts)	2011[1] ($ in millions, except per share amounts)	Change (%)
Net Revenue	53,341	53,999	(1)%
Net Income	11,005	12,942	(15)%
Stock Price (high and low)[2]	29.18/19.36	25.66/19.19	n/a
Stock Price per Share as of Fiscal Year-End	20.23	24.25	(17)%

[1]	2012 was a 52-week year and 2011 was a 53-week year.

[2]

For 2012, based on a 52-week closing-price high and low, and for 2011, based on a 53-week closing-price high and low. Net income results are based on U.S. generally accepted accounting principles (GAAP).

The listed officers’ reported compensation for 2012 was affected by our annual performance. The annual incentive cash plan is designed to reward annual performance, and represents the largest portion of cash compensation for the listed officers. Because Intel’s annual incentive cash plan focuses primarily on net income growth performance, the payouts for 2012 were lower than they were in 2011. The calculated payout multiplier for 2012 was 99% of the annual incentive cash target amount, in contrast to the payout multiplier of 117% in 2011. However, for 2012 the Compensation Committee determined to use its negative discretion under the plan to reduce the multiplier for all the executive officers to 94% of the annual incentive cash target amount to reflect the committee’s view that the company had not satisfied all of its business objectives for the year and that the cash payout to the executive officers ought to reflect greater overall responsibility for the company’s results compared to other employees.

The link between the company’s financial performance and the listed officers’ annual incentive cash plan is illustrated in the following graph, which shows how the average cash incentive payments have varied based on Intel’s net income results.

[1]	Non-GAAP net income was used for 2009 and 2010.

Compensation Philosophy and Practices

The Compensation Committee and Intel’s management believe that compensation is an important tool for helping to recruit, retain, and motivate the employees on whom the company depends for its current and future success. The committee and Intel’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases.

Intel’s compensation philosophy is reflected in the following key design priorities that govern compensation decisions:

•	align with stockholders’ interests;

•	motivate employees to achieve business goals;

•	balance performance objectives and time horizons;

•	recruit and retain the highest caliber of employees;

•	encourage employee stock ownership;

•	manage cost and share dilution; and

•	maintain consistency in the way that executive officers and the broader employee population are compensated.

Intel has long employed a number of practices that reflect the company’s compensation philosophy:

•	No Employment or Severance Arrangements. Executive officers are employed at will without employment agreements or severance payment arrangements, except as required by local law.

•	No Change in Control Benefits. Intel does not maintain any special payment arrangements that would be triggered by a “change in control” of Intel.

•	Claw-back Provisions. Intel has claw-back provisions applicable to both its annual incentive cash plan and its equity incentive plan.

•

Objective Performance Criteria. Intel’s performance-based compensation programs for executive officers include the use of several objective performance measures, including measuring Intel’s relative TSR performance against the technology peer group and a market comparator group.

Intel’s Compensation Framework

The Compensation Committee determines the compensation for our executive officers. The committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Farient Advisors served as the committee’s independent advisor for 2012. During 2012, Farient Advisors’ work with the Compensation Committee included advice and recommendations on:

•	total compensation philosophy;

•	program design, including program goals, components and metrics;

•	compensation trends in the technology sector and in the general marketplace for senior executives;

•	regulatory trends; and

•	the compensation of the CEO and the other executive officers, including advice on the special retention awards related to the CEO succession process.

The committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administering our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Chairman of the Board, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by employees who report directly to such executive officer. When developing his recommendations for each executive officer other than himself, the CEO also reviews the compensation data gathered from compensation surveys. Intel’s Senior Vice President of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

The annual performance reviews of the CEO and of the Chairman are developed by the independent directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the independent directors, the Chairman, and senior management. The CEO also submits a self-

assessment focused on pre-established objectives agreed upon with the Board. The independent directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. This evaluation is used by the Compensation Committee to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

•	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

•	Execution. How well does the executive officer execute strategies and plans?

•	Leadership Capability. How well does the executive officer lead and develop the organization and people?

Elements of Compensation

Executive compensation at Intel consists of the following principal elements:

•	Base salary refers to the annual fixed (non-variable) pay rate, which we use to provide a minimum, fixed level of cash compensation for executive officers.

•

Performance-based cash compensation, includes payments under our annual incentive cash plan and our semiannual incentive cash plan, and is used to encourage and reward executive officers’ contributions in producing strong financial and operational results.

•	Total cash compensation refers to base salary plus performance-based cash compensation.

•

Equity awards consist of OSUs, RSUs, and stock options, which we also use to seek to align the interests of executive officers with those of stockholders through equity ownership, and which are also used as retention tools through time-based vesting requirements.

•	Performance-based compensation refers to performance-based cash compensation and equity awards.

•

Total direct compensation refers to the aggregate value of base salary, performance-based cash compensation, and equity awards (with equity value based on accounting valuation as of the date the awards are approved or granted).

•

Total compensation, as reported in the Summary Compensation table, includes total direct compensation and compensation provided through other benefit programs such as our retirement contribution plan and non-qualified deferred compensation plan, which are designed to provide for retirement income and tax-efficient retirement savings for executive officers.

How Pay-for-Performance Works at Intel

Intel’s pay-for-performance programs include performance-based cash compensation that varies depending on financial and operational performance, and equity awards that vary in economic value depending on stock price and TSR performance. Annual and semiannual incentive cash payments are determined primarily by Intel’s annual financial results and are not directly linked to Intel’s stock price performance. Equity compensation is tied to Intel’s stock price performance and to Intel’s TSR performance relative to the technology peer group or a market comparator group over a long-term time horizon.

The Compensation Committee evaluates total direct compensation against the 50th to 65th percentile of our peer group, ensuring that the competitive data is adjusted appropriately, as needed, for the company’s size, to provide flexibility to attract and retain the best people for our business and to recognize that the competitive market data can fluctuate upward or downward in any given year, thus altering our relative pay positioning. For these purposes, the technology peer group was referenced in 2012 for determining compensation of executives with direct business unit responsibility, whereas corporate-level executives’ compensation was evaluated based on a peer group consisting of the technology peer group and 10 other companies in the S&P 100. The committee believes that this approach was appropriate because the relevant market for business unit executives is primarily technology companies and the relevant market for corporate-level executives is generally a broader market. Actual pay positions vary by individual and take into account factors such as recruitment and retention, individual performance, internal pay equity, and the size of previous-year awards.

Annual Incentive Cash Payments

Annual incentive cash payments to the listed officers are made under the Intel Executive Officer Incentive Plan. This plan mirrors the broad-based annual incentive cash plan for employees, with the added feature of an individual performance adjustment.

At the beginning of the year, the Compensation Committee sets an annual incentive cash target for each executive officer, and following the end of the year the annual incentive cash target amount is multiplied by an annual incentive cash multiplier, which is the average of three performance ratios. The resulting payout may then be adjusted upward or downward by up to 10% based upon an individual’s performance. The committee may further adjust a payout downward (but not upward) on a discretionary basis. The three performance ratios are based on:

•	Intel’s current-year net income (GAAP) or adjusted net income (non-GAAP) relative to Intel’s average net income used in the calculation over the previous three years;

•	Intel’s net income growth or adjusted net income growth relative to that of the market comparator group similarly calculated on a GAAP or non-GAAP basis, respectively; and

•	satisfaction of Intel operational performance goals.

We typically expect the annual incentive cash multiplier calculated under the plan to range from 67% to 133% of the annual incentive cash target (100%), but the annual incentive cash multiplier may be higher or lower depending on the output of the formula and (as for 2012) the exercise of negative discretion by the Compensation Committee. The annual incentive cash payment in any event cannot exceed $10 million for any individual.

Semiannual Incentive Cash Payments

Intel’s executive officers also participate in a company-wide, semiannual incentive cash plan that calculates payouts based on Intel’s corporate profitability, which links compensation to financial performance. Payouts are communicated as a number of extra days of compensation, with executive officers typically receiving the same number of extra days as other employees.

Equity Awards

The Compensation Committee and management believe that equity compensation is a critical component of a total direct compensation package that helps Intel recruit, retain, and motivate the employees needed for the company’s present and future success.

The committee determines the amount of equity grants based on its subjective consideration of factors such as relative job scope, individual performance, expected future contributions to the growth and development of the company, and the competitiveness of grants relative to the peer group. When evaluating future contributions, the committee projects the value of the executive officer’s future performance based on the executive officer’s expected career development. The difference in grant value from year to year for any individual will reflect a number of factors, including changes in market-competitive grant values, promotions, and individual performance considerations.

Stock awards to listed officers generally are granted annually, utilizing three different equity vehicles: variable performance-based restricted stock units which we refer to as outperformance stock units (OSUs), restricted stock units (RSUs) and stock options. The stock awards are designed to align the interests of our executive officers and our stockholders. The “portfolio” approach, using multiple equity vehicles, is intended to encourage a balanced approach to long-term value creation.

OSU Awards. For 2012, 50% of the total value of the listed officers’ annual equity award was made in the form of OSUs. OSUs are performance-based RSUs under which the number of shares of Intel common stock received following vesting is based on Intel’s Total Stockholder Return (TSR) performance measured against the TSR of a peer group of companies over a three-year period. In this regard, they are designed to reward and reflect performance compared to our peers. OSUs cliff vest 37 months after their grant date.

TSR is a measure of stock price appreciation plus any dividends payable during the performance or vesting period for the OSUs. The committee determined to use OSUs as the primary equity vehicle for listed officers because the OSUs reflect a balance between stock options and RSUs: they are performance-based and present significant upside potential for superior stock price performance comparable to that of stock options, but they share some attributes of traditional RSUs by offering some value to the recipient even if the stock price declines over the three-year measurement period. For more information on how OSUs are earned, see the Grants of Plan-Based Awards table in “Executive Compensation.”

RSU Awards. For 2012, 30% of the total value of the listed officers’ annual equity award was made in the form of RSUs. RSUs are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some value to the recipient even if the stock price declines. RSUs also serve to balance the riskier nature of stock options and to provide a significant incentive to stay with the company. RSUs granted to the listed officers in 2012, except for special retention awards in the form of RSUs that will be discussed later, will vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the three-year cliff vesting of the OSUs.

Stock Options. For 2012, 20% of the total value of the listed officers’ annual equity award was made in the form of stock options. Stock options’ future realizable value depends upon stock price appreciation above the exercise price set on the grant date, thus rewarding listed officers for absolute long-term stock price appreciation. Stock options granted to listed officers in 2012 will vest in 25% increments annually over four years and have a term of seven years. The grant price of the stock options continues to be set on a regularly scheduled grant date with no discount or premium.

Special Awards. The Compensation Committee also retains the discretion to make equity grants for special purposes, including, for example, employee retention and to support or recognize particular goals or programs. As described in detail below under “Special Equity Awards for 2012”, in 2012 the committee granted a success equity award in the form of RSUs to the CEO based on performance, and special retention awards in the form of RSUs to the other listed officers, all of which were designed to facilitate a smooth CEO transition.

2012 Compensation of Our Listed Officers

In January of 2012, the Compensation Committee established base salaries, annual incentive cash target amounts, and operational goals under the annual incentive cash plan, and determined the equity awards for executive officers, including the special retention awards in the form of RSUs to the listed officers, other than the CEO. Because the special retention awards are designed to assist in retention over a multi-year period, they constituted the majority of the 2012 compensation for the listed officers other than the CEO. In January 2013, the committee approved the performance-based calculation used in making annual incentive cash payments and approved contributions to the retirement contribution plan.

Total Direct Compensation

The following charts show the allocation of the listed officers’ total direct compensation for 2012, both with and without the special retention awards in the form of RSUs, reflecting the extent to which their total direct compensation consists of performance-based compensation.

Total Direct Compensation Chart With Special Retention RSUs

Total Direct Compensation Chart Without Special Retention RSUs

Total Cash Compensation for 2012

When setting cash compensation for 2012 (both base salary and annual incentive cash targets), the Compensation Committee focused primarily on the following factors:

•	changes in the levels of compensation in the competitive benchmark positions for each listed officer;

•	internal pay equity and retention considerations as Intel prepares for the CEO transition; and

•	changes in job responsibilities for certain listed officers.

For Mr. Otellini, the committee approved an approximate 9% increase in his salary to maintain this element of compensation at approximately the 50th percentile of the peer group, and approved a corresponding increase (of approximately 10%) in his annual incentive cash target amount to reinforce his focus on the mix of operational and financial improvement goals embodied in the annual incentive cash plan. The committee took into account the specific changes in job responsibilities (including through business unit expansion) and promotions for the other listed officers, as well as its desire to retain these executives as it prepared to evaluate CEO succession:

•

Mr. Smith, who assumed additional responsibility for the strategy group. While Mr. Smith’s salary is generally in line with the competitive benchmark for CFO salaries (requiring only a 2% increase to remain at the target competitive level), his incentive target was below market, particularly after factoring in his increased responsibility for corporate strategy. This added responsibility is recognized through both his 19% increase to annual incentive target and his subsequent promotion to Executive Vice President in 2012.

•

Mr. Perlmutter, who had sole responsibility for Intel’s engineering group, leading the strategic focus on System-on-Chip (SoC) development. Mr. Perlmutter’s salary required only a 4% increase to maintain a market-competitive position. His annual incentive target was increased 69% to reflect the increased strategic significance of Intel’s SoC efforts.

•

Mr. Krzanich, who assumed additional responsibility for human resources and information technology operations, in addition to Intel’s global manufacturing and supply chain operations, and was promoted to Chief Operating Officer (COO). Mr. Krzanich’s salary was increased 25% and his annual incentive target increased 107% to maintain parity with the targeted competitive market position of his new role as Intel’s COO. The increase is commensurate with the increased responsibilities of his new role and his promotion to Executive Vice President.

•

Ms. James, who managed expanded operations as the Software and Services Group continued to grow in all of Intel’s business lines. Ms. James’ salary increased 18% in response to both competitive market increases and the increased importance of the Software and Services Group’s contributions to Intel’s future. Her annual incentive target increased 44% in recognition of increased strategic importance and complexity of her role, evidenced not only by her compensation increases but also her subsequent promotion to Executive Vice President in 2012.

For 2012, based on the factors discussed above, the Compensation Committee increased the listed officers’ base salaries as shown in the table below.

Name	2012 Base Salary ($)	2011 Base Salary ($)	2011 to 2012 Increase (%)
Paul S. Otellini	1,200,000	1,100,000	9%
Stacy J. Smith	650,000	635,000	2%
David Perlmutter	700,000	670,000	4%
Brian M. Krzanich	700,000	560,000	25%
Renee J. James	650,000	550,000	18%

In January 2012, the Compensation Committee increased the listed officers’ fiscal 2012 annual incentive cash targets as shown in the table below.

Name	2012 Annual Incentive Cash Target Amount ($)	2011 Annual Incentive Cash Target Amount ($)	2011 to 2012 Change (%)
Paul S. Otellini	5,300,000	4,800,000	10%
Stacy J. Smith	1,250,000	1,050,000	19%
David Perlmutter	1,800,000	1,065,000	69%
Brian M. Krzanich	1,800,000	870,000	107%
Renee J. James	1,250,000	870,000	44%

Following the end of fiscal 2012, the Compensation Committee approved the annual incentive cash multiplier results pursuant to the plan’s formula, which yielded an annual incentive cash multiplier of 99%, calculated as follows:

Absolute Financial Component ($ in millions)	Relative Financial Component	Operational Component	Scoring	Multiplier
$11,005 $10,414	(1% – ..150%) (1% – .081%)	Revitalize the PC Data Center and Cloud Manufacturing, Technology and Velocity Tablets Phones Compute Continuum Organizational Health, Environment, Earnings, and NAND	25.7 15.0 16.0 12.7 8.7 11.0 9.0
105.7%	92.5%	TOTAL	98.1%	296%÷3=99%

•	The absolute financial component declined from 164.6% in the 2011 calculation to 105.7% due to the decline in the 2012 earnings compared with an increase in prior three-year average net income.

•	The relative financial component was essentially flat year on year, changing from 93.1% for 2011 to 92.5% for 2012.

•

The operational component improved from 92.3% for 2011 to 98.1% for 2012. Operational component goals differ each year based on business and operational planning for each new year. In 2012, goals related to the Data Center and Cloud and Revitalize the PC components had more weighting and better scoring than, for example, the Phone operational sub-component.

For more information on the three performance components, see the Grants of Plan-Based Awards table in “Executive Compensation.”

The Compensation Committee determined to use its discretion under the plan to reduce the multiplier for all our executive officers from 99% to 94% of their annual incentive cash target amounts. The committee’s view in taking this action was that Intel had not satisfied all of its business objectives for the year and that the annual incentive cash payout to the executive officers ought to reflect greater overall responsibility for Intel’s results compared to other employees. The following table details the annual incentive cash payments for each listed officer, reflecting the year-over-year changes as a result of a lower annual incentive cash multiplier and the changes in annual incentive cash target amounts discussed above. Although the year-over-year performance was lower than the previous year, the increases in annual targets made at the beginning of the year resulted in payouts that were more than last year for some of the listed officers.

Name	2012 Annual Incentive Cash Payment ($)	2011 Annual Incentive Cash Payment ($)	2011 to 2012 Increase (Decrease) (%)
Paul S. Otellini	4,982,000	6,160,000	(19%)
Stacy J. Smith	1,175,000	1,288,000	(9%)
David Perlmutter	1,692,000	1,306,400	30%
Brian M. Krzanich	1,692,000	1,067,200	59%
Renee J. James	1,175,000	1,067,200	10%

Payments earned under our semi-annual incentive cash program in 2012 totaled 20.1 days of compensation per employee, including executive officers, down from 26.4 days in 2011 for eligible employees and for executive officers. This total includes two days of compensation resulting from Intel’s achievement of its customer satisfaction goals in 2012 and 2011. In 2012, semiannual incentive cash payments represented approximately 6% of the listed officers’ total performance-based cash compensation.

Annual Equity Awards for 2012

For 2012, the annual awards to listed officers were approximately 50% OSUs, 30% RSUs, and 20% stock options, based upon grant date fair value and reflecting the same mix as in 2011, and excluding any special incentive awards (success equity award for the CEO and the special retention awards for the other listed officers).

Award sizes for 2012 were determined through a combination of an annual review of the level of grant value appropriate to remain competitive with the peer group’s equity grant values, along with an annual assessment of the individual’s performance over the previous year and expected future contributions. For Mr. Otellini, the Compensation Committee approved a target equity award value that would place his target total direct compensation at the upper end of the targeted peer group range. For the listed officers other than Mr. Otellini, the committee applied a matrix of grant values reflecting employment grade level and individual performance ratings, ranking each of the other listed officers at the highest ranking in the matrix.

The following table illustrates the change in award values of the annual equity grant authorization in 2012 (excluding the special equity awards) relative to grant date fair value of awards in 2011. The increase for Mr. Otellini reflects increases in the competitive market for CEOs. The increases for Mr. Smith and Mr. Perlmutter reflect the increases to the competitive market for executive vice presidents. The increases for Mr. Krzanich and Ms. James reflect their promotions to Executive Vice President. Mr. Smith was also promoted to Executive Vice President in 2012, however, to ensure his parity with the competitive market for CFOs, his 2011 grant was made at the Executive Vice President level even though he was a Senior Vice President at the time.

Name	2012 Approved Value of Equity Awards ($)	2011 Grant Date Fair Value of Equity Awards ($)
Paul S. Otellini	10,000,000	9,133,900
Stacy J. Smith	4,500,000	4,050,700
David Perlmutter	4,500,000	4,050,700
Brian M. Krzanich	4,500,000	3,097,600
Renee J. James	4,500,000	3,097,600

Special Equity Awards for 2012

In connection with succession planning, the Compensation Committee established the Success Equity Program for Mr. Otellini. For 2012, this program consisted of a performance-based bonus in the form of RSUs that would vest after one year and be payable in shares of Intel common stock, with half of the shares subject to a one-year post-retirement holding period, and the other half subject to a two-year post-retirement holding period. The target award for 2012 was set at 75,000 shares of Intel common stock. The actual payout, which could range from 0% to 200% of target, was based on the Compensation Committee’s and the Board of Directors’ subjective assessment of Mr. Otellini’s performance based on a number of criteria. In January 2013, the committee approved a payout valued at approximately $2 million, and Mr. Otellini was issued 94,518 shares. These shares are subject to the post-retirement holding periods described above.

In addition, in 2012 the Compensation Committee granted special retention awards in the form of RSUs to certain senior executive officers in anticipation of the transition to Intel’s next CEO. The committee deemed it appropriate to make these grants, which did not include the CEO, as an incentive for them to remain with Intel through the CEO transition. When these special retention RSUs were granted in January 2012 the current CEO, Mr. Otellini, was expected to retire no later than 2016, and the committee used a five-year vesting schedule weighted to the later years for these special retention RSUs. The award value of the special retention RSUs granted to each of the listed officers, other than Mr. Otellini, was $10 million based on the average of Intel’s high and low trading prices on the date of grant and equaled approximately twice the grant date value of the recipient’s annual equity grant; however, under accounting standards applied by the company, the grant date fair value of these awards reported in the Summary Compensation table is approximately $8.8 million. The committee believed that the award values and the five-year vesting schedule were appropriate under the circumstances as a retention incentive.

In November 2012, Mr. Otellini announced his intention to retire effective May 2013, and the Board of Directors began a schedule of work with the goal of choosing a new CEO by the date of the annual stockholders’ meeting. Due to this accelerated transition schedule, the committee concluded that the original five-year vesting schedule of the special retention RSUs approved in January 2012 was no longer appropriate and ought to be adjusted to offer value for retention purposes during the period of 2013-2015. As a result, in January 2013 the vesting schedule for these special retention RSUs was amended such that they now vest over four years from their original 2012 grant date, with 20% vesting on the second anniversary of the grant, 40% on the third anniversary and 40% on the fourth anniversary, as illustrated in the following table:

Date	January 2014	January 2015	January 2016
% Vesting	20%	40%	40%

Although these special retention RSUs will vest over four years from the date of their original grant, the total grant-date value of the awards is reported in the year in which they were granted in accordance with SEC regulations. As a result, the special retention RSUs constitute the majority of the 2012 compensation increases for the listed officers other than the CEO.

2009-2012 OSU Payout

Variable, performance-based OSUs were first granted in 2009, and 2012 was the first year in which the three-year OSU performance period ended and OSUs were settled. In 2012, the listed officers received Intel common shares totaling 162.9% percent of target for the OSUs granted in 2009. The settlement of these awards is not reflected in the listed officers’ compensation reported in the Summary Compensation Table, but appears in the table captioned “Stock Option Exercises and Stock Vested in Fiscal Year 2012.”

OSU payout was above target due to Intel’s strong total stockholder return over the three-year performance period. Intel’s TSR was 75.0%, exceeding the peer group TSR of 57.7% by 17.3 percentage points. The 2009 OSUs paid out at a 3:1 ratio for each percentage point that Intel’s TSR exceeds the peer group TSR. For this purpose, peer group TSR is the average of the median TSR of the 2009 Proxy Statement’s 15 technology peer group companies, which was 57.5%, and the median TSR of the S&P 100 (excluding the company’s TSR), which was 57.8%. Therefore, the OSUs were converted into earned units equal to 151.9% of target. In addition, dividend equivalents are awarded on the earned units. The dividend equivalents, which were paid in the form of additional shares of Intel common stock, contributed an additional

11.0 percentage points to target. Total payout, including both TSR outperformance and dividend equivalents, was 162.9% of target.

Other Aspects of Our Executive Compensation Programs

2012 External Competitive Considerations

To assist the Compensation Committee in its review of executive compensation for 2012, Intel’s Compensation and Benefits Group provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee has selected as a “peer group” for executive compensation analysis purposes. This historical compensation data was then adjusted to arrive at current-year estimates for the peer group. The committee used this data to compare the compensation of our listed officers to that of the peer group.

The peer group for 2012 included 13 technology companies (the technology peer group) and 10 companies outside the technology industry from the S&P 100. When the peer group was created in 2007, the committee chose companies from the S&P 100 that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. In addition, the committee selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. The peer group includes companies with which Intel competes for employees and includes the companies that Intel uses for measuring relative financial performance for annual incentive cash payments.

The peer group for 2012 was substantially the same as for 2011, with the following adjustments, based on the criteria noted above: Advanced Micro Devices, Inc., NVIDIA Corporation, and Yahoo! Inc. were removed from the technology peer group, primarily due to their smaller size relative to Intel, and Amazon.com, Inc. was added as a larger-capitalization technology company with which Intel competes for employees.

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)	Market Capitalization on March 1, 2013 ($ in billions)
Amazon.com[1]	12/31/12	61.1	(.04)	120.79
Apple Inc.[1]	9/29/12	156.5	41.7	404.24
Applied Materials, Inc.[1]	10/28/12	8.7	0.1	16.31
AT&T Inc.	12/31/12	127.4	7.3	197.75
Cisco Systems, Inc.[1]	7/28/12	46.1	8.0	111.07
Dell Inc.[1]	2/1/13	56.9	2.4	24.33
The Dow Chemical Company	12/31/12	56.8	0.8	38.31
EMC Corporation[1]	12/31/12	21.7	2.7	48.99
General Electric Company	12/31/12	147.4	13.6	242.27
Google Inc.[1]	12/31/12	50.2	10.7	265.77
Hewlett-Packard Company[1]	10/31/12	120.4	(12.7)	39.35
International Business Machines Corporation[1]	12/31/12	104.5	16.6	227.26
Johnson & Johnson	12/30/12	67.2	10.9	214.40
Merck & Co., Inc.	12/31/12	47.3	6.2	129.60
Microsoft Corporation[1]	6/30/12	73.7	17.0	234.12
Oracle Corporation[1]	5/31/12	37.1	10.0	163.95
Pfizer Inc.	12/31/12	59.0	14.6	201.66
Qualcomm Incorporated[1]	9/30/12	19.1	6.1	113.91
Schlumberger Limited	12/31/12	42.1	5.5	103.13
Texas Instruments Incorporated[1]	12/31/12	12.8	1.8	38.14
United Parcel Service, Inc.	12/31/12	54.1	0.8	79.06
United Technologies Corporation	12/31/12	57.7	5.1	82.62
Verizon Communications Inc.	12/31/12	115.8	0.9	133.57
Intel 2012	12/29/12	53.3	11.0	104.01
Intel 2012 Percentile		39%	77%	36%

[1]	Indicates a company that we included as one of the 13 technology companies in the technology peer group for 2012.

Post-Employment Compensation Arrangements

Intel does not provide employment agreements, severance payment arrangements, or change in control benefits to executive officers. Intel provides limited post-employment compensation arrangements to executive officers, including the listed officers, consisting of an employee-funded 401(k) savings plan, a discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified and available to most U.S. employees, and a non-tax-qualified supplemental deferred compensation plan for highly compensated employees. The company-funded pension plan was closed to new hires starting January 1, 2011.

The Compensation Committee allows the listed officers to participate in these plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the executive officers are the same as those available for other eligible employees in the United States. Each plan other than the pension plan results in individual participant balances that reflect a combination of amounts contributed by the company or deferred by the employee, amounts invested at the direction of either the company or the employee, and the continuing reinvestment of returns until the accounts are distributed.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. The retirement contribution plan consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees. For 2012, Intel’s discretionary contribution (including allocable forfeitures) to the retirement contribution plan for eligible U.S. employees, including executive officers, and to the similar account for new employees in the 401(k) savings plan, equaled 6% of eligible salary (which included annual and semiannual incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Intel invests all of its contributions to the retirement contribution plan in a diversified portfolio.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table (see “Executive Compensation”). The notional investment options available under the non-qualified plan are the same investment options that were available in the 401(k) savings plan prior to October 2011 when the 401(k) savings plan investment options were reduced in conjunction with the addition of a brokerage window.

The basic benefit provided by the pension plan for all eligible U.S. employees, including executive officers, is based on a formula that takes into account the employee’s final average pay and years of service. The resulting benefit is reduced by the value of the employee’s account in the retirement contribution plan. The pension plan pays a benefit only to the extent that it is not fully offset by the retirement contribution plan account value. The benefit provided to some listed officers who participate in the pension plan also includes a tax-qualified arrangement that offsets amounts that otherwise would be paid under the non-qualified deferred compensation plan described above. This tax-qualified arrangement is also available to other eligible employees and does not result in an overall increase in payments otherwise due under the non-qualified deferred compensation plan. Each participant’s tax-qualified amount in this arrangement was established based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of

December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits set by Intel for equitable administration. Due to the values in the individual retirement-contribution plan accounts, we do not expect that any of the listed officers will receive any payments from the pension plan other than the offset to the non-qualified deferred compensation plan just described.

Personal Benefits

Intel has very limited programs for providing personal benefit perquisites to executive officers, and it does not provide permanent lodging or defray the cost of personal entertainment or family travel. The company provides air and other travel for Intel’s executive officers for business purposes only. Intel’s company-operated aircraft hold approximately 40 passengers and are used in regularly scheduled routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s health care, insurance, and other welfare and employee benefit programs are essentially the same for all eligible employees, including executive officers, although the details of the programs, eligibility, and cost sharing may vary by country or local market practice. Intel shares the cost of health and welfare benefits with its employees, a cost that depends on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to its executive officers. Intel has no outstanding loans of any kind to any of its executive officers.

In 2012, Intel made financial planning services available to its executive officers, including the listed officers. In addition, Intel elected to bear the cost of upgrading the home security systems for Mr. Otellini.

2012 “Say on Pay” Advisory Vote on Executive Compensation

Intel has provided stockholders with an advisory vote on executive compensation in each of the past four years. Consistent with Intel’s experience in prior years, at our 2012 Annual Stockholders’ Meeting, approximately 97% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2012 advisory vote together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions. The committee considered the vote results and due to the significant approval vote did not make changes to our executive compensation policies and decisions as a result of the 2012 advisory vote.

Corporate Officer Stock Ownership Guidelines

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. The ownership guidelines specify the number of shares that Intel’s corporate officers must accumulate and hold within five years of appointment or promotion as a corporate officer. The following table lists the specific share requirements. Unvested OSUs and RSUs and unexercised stock options do not count toward satisfying these ownership guidelines.

As of December 29, 2012, each of Intel’s listed officers had satisfied these ownership guidelines.

	CEO	CFO	Executive Vice President	Senior Vice President	Vice President
Minimum Number of Shares	250,000	125,000	100,000	65,000	35,000

Intel Policies Regarding Derivatives or “Short Sales”

Intel prohibits directors, listed officers, and other senior employees from investing in derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. This policy does not restrict ownership of company-granted awards, such as OSUs, RSUs, employee stock options, and publicly traded convertible securities issued by Intel.

Intel Policies Regarding Claw-Backs

Intel’s 2007 Executive Officer Incentive Plan, under which annual incentive cash payments are made, and Intel’s 2006 Equity Incentive Plan include provisions for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated.

Tax Deductibility

Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). Certain performance-based compensation provided under plans approved by stockholders is not subject to this tax deduction limit. Intel structured its 2006 Equity Incentive Plan with the intention that stock options awarded under the plan would qualify for tax deductibility. To maintain flexibility and promote simplicity in administration, other compensation arrangements such as OSUs, RSUs, and annual and semiannual incentive cash payments are not designed to satisfy the conditions of tax code Section 162(m) and therefore may not be deductible.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Paul S. Otellini, and our Chief Financial Officer, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2012 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

David S. Pottruck, Chairman

John J. Donahoe

David B. Yoffie

EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2012, 2011, and 2010 of our CEO, CFO, and our three other most highly compensated executive officers in 2012 (referred to as listed officers).

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul S. Otellini	2012	1,200,000	—	9,940,400	1,963,200	5,234,500	130,000	523,200	18,991,300
President and	2011	1,100,000	34,000	7,331,100	1,802,800	6,429,500	319,000	475,500	17,491,900
Chief Executive Officer	2010	1,000,000	30,400	6,236,800	1,082,200	6,790,000	131,000	382,100	15,652,500
Stacy J. Smith	2012	650,000	—	12,363,700	883,500	1,265,900	53,000	128,100	15,344,200
Executive Vice President and	2011	635,000	12,400	3,251,200	799,500	1,386,000	170,000	133,500	6,387,600
Chief Financial Officer	2010	475,000	10,400	2,281,700	816,200	1,575,000	55,000	100,600	5,313,900
David Perlmutter[2]	2012	700,000	—	12,363,700	883,500	1,800,700	385,900	337,800	16,471,600
Executive Vice President and	2011	670,000	12,200	3,251,200	799,500	1,401,500	543,300	404,700	7,082,400
General Manager,	2010	506,200	11,200	3,002,300	1,182,900	1,837,000	221,600	398,100	7,159,300
Intel Architecture Group, and
Chief Product Officer
Brian M. Krzanich	2012	700,000	—	12,363,700	883,500	1,800,900	5,000	115,100	15,868,200
Executive Vice President and	2011	560,000	10,700	2,486,200	611,400	1,151,800	21,000	119,200	4,960,300
Chief Operating Officer	2010	425,000	9,200	2,329,200	736,200	1,414,500	8,000	89,400	5,011,500
Renee J. James	2012	650,000	—	12,363,700	883,500	1,265,100	24,000	109,000	15,295,300
Executive Vice President and	2011	550,000	10,600	2,486,200	611,400	1,150,900	69,000	118,600	4,996,700
General Manager,	2010	425,000	9,200	2,329,200	736,200	1,414,400	23,000	72,600	5,009,600
Software and Services Group

[1]

These were special bonuses paid to all eligible employees in 2011 and 2010, including the listed officers, for their contribution in achieving Intel milestones: Intel’s first year when revenue exceeded $50 billion (2011) and Intel’s first year when revenue exceeded $40 billion (2010). These special bonuses were equivalent to three days of compensation for each year.

[2]

Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in the “Salary” column and the annual incentive cash payment included in the “Non-Equity Incentive Plan Compensation” column for 2012 and 2011 are based on the amount approved by the Compensation Committee in U.S. dollars and therefore do not take into account increases or decreases that could result from the amount being converted into and paid in shekels. The amounts reported above in the “Bonus” column, certain amounts included in the “Non-Equity Incentive Plan Compensation” column, “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column and certain amounts included in the “All Other Compensation” column for 2012 and 2011 were converted to U.S. dollars using a rate of 3.75 and 3.78 shekels per dollar, calculated as of December 29, 2012 and December 31, 2011, respectively. The amounts reported above in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns and certain amounts in the “All Other Compensation” column were converted to U.S. dollars using 3.59 shekels per dollar, calculated as of December 25, 2010 for 2010.

Total Compensation. Total compensation as reported in the Summary Compensation table increased 108% from 2011 to 2012 for listed officers, primarily due to the retention grants awarded to each of the listed officers other than Mr. Otellini that are included in the stock awards column.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation table reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the years shown.

The grant date fair values of OSUs are provided to us by Radford, an Aon Hewitt Consulting company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the value of Intel common stock on the date of grant and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model.

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2012, 2011, and 2010 on a grant-date by grant-date basis.

	Assumptions
Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)
1/22/10	30	5.1	2.0	3.1
4/15/10(1)	n/a	n/a	0.8	2.6
1/24/11	27	5.2	1.6	3.4
1/24/12	25	5.4	0.6	3.1

[1]	RSUs were the only awards granted on this date; therefore, the “volatility” and “expected life (years)” assumptions were not applicable.

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table include annual incentive cash payments made under the annual incentive cash plan and semiannual incentive cash payments. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments ($)	Semiannual Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Paul S. Otellini	2012	4,982,000	252,500	5,234,500
	2011	6,160,000	269,500	6,429,500
	2010	6,524,000	266,000	6,790,000
Stacy J. Smith	2012	1,175,000	90,900	1,265,900
	2011	1,288,000	98,000	1,386,000
	2010	1,484,000	91,000	1,575,000
David Perlmutter	2012	1,692,000	108,700	1,800,700
	2011	1,306,400	95,100	1,401,500
	2010	1,738,700	98,300	1,837,000
Brian M. Krzanich	2012	1,692,000	108,900	1,800,900
	2011	1,067,200	84,600	1,151,800
	2010	1,335,000	79,500	1,414,500
Renee J. James	2012	1,175,000	90,100	1,265,100
	2011	1,067,200	83,700	1,150,900
	2010	1,335,000	79,400	1,414,400

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported represent the actuarial increase of the benefit that executive officers have in the tax-qualified pension plan arrangement, which offsets the non-qualified pension plan benefit (other than for Mr. Perlmutter). Since that benefit is a fixed dollar amount payable at age 65, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. The listed officers (other than Mr. Perlmutter) had an overall increase in 2012 because the interest rate used to calculate present value decreased from 4.7% for 2011 to 3.9% for 2012. They had an overall increase in 2011 because the interest rate used to calculate present value decreased from 5.8% for 2010 to 4.7% for 2011, and they had an overall increase in 2010 because the interest rate decreased from 6.1% for 2009 to 5.8% for 2010. Mr. Perlmutter participates in a pension savings plan, a severance plan as well as an adaptation plan for Israeli employees, which are explained further in “Retirement Plans for Mr. Perlmutter” following the

Pension Benefits for Fiscal Year 2012 table. The changes in pension value reported above in the Summary Compensation table are the increases in the balance of the pension savings plan (less

Mr. Perlmutter’s contributions) and the increases in the actuarial present values for the severance and adaptation plans explained below.

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation table include tax-qualified discretionary company contributions to the retirement contribution plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, matching charitable contributions from the Intel Foundation, and payments in connection with listed officer relocations, as detailed in the table below. Amounts included in the “Retirement Plan Contributions” column will be paid to the listed officers only upon the earliest to occur of retirement, termination (receipt may be deferred but not later than reaching age 70 1/2), disability, or death. Amounts included in the “Deferred Compensation Plan Contributions” column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made at the time that compensation is deferred.

Name	Year	Retirement Plan Contributions ($)	Deferred Compensation Plan Contributions ($)	Matching Charitable Contributions ($)	Financial Planning ($)	Home Security Services ($)	Relocation Payments ($)	Total All Other Compensation ($)
Paul S. Otellini	2012	15,000	444,800	—	4,800	58,600	—	523,200
	2011	14,700	460,800	—	—	—	—	475,500
	2010	14,700	364,900	2,500	—	—	—	382,100
Stacy J. Smith	2012	15,000	107,900	—	5,200	—	—	128,100
	2011	14,700	118,800	—	—	—	—	133,500
	2010	14,700	85,900	—	—	—	—	100,600
David Perlmutter[1]	2012	—	—	—	—	—	337,800	337,800
	2011	—	—	—	—	—	404,700	404,700
	2010	—	—	—	—	—	398,100	398,100
Brian M. Krzanich	2012	15,000	97,600	—	2,500	—	—	115,100
	2011	14,700	104,500	—	—	—	—	119,200
	2010	14,700	67,100	—	—	—	7,600	89,400
Renee J. James	2012	15,000	94,000	—	—	—	—	109,000
	2011	14,700	103,900	—	—	—	—	118,600
	2010	14,700	57,900	—	—	—	—	72,600

[1]

In 2006, Mr. Perlmutter relocated to the United States from Israel with an original assignment for a two-year period, which was extended until August 2013. Since this is a temporary assignment, Mr. Perlmutter received a two-way relocation package. This package contained the same elements as a standard Intel employee relocation package. Intel’s relocation packages include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of Intel and the personal needs of Intel employees and their families. Relocation packages apply to all employees based on set criteria, such as duration of the assignment, destination for the assignment, family size, and other needs as applicable.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table presents equity awards granted under the 2006 Equity Incentive Plan, and awards granted under our annual and semiannual incentive cash plans in 2012. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of grants of stock awards and stock options determined under accounting standards applied by Intel discussed above.

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($/Sh)	Closing Market Price on Grant Date[3] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Award Type	Grant Date	Approval Date	Target[2] ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Paul S. Otellini	OSU	1/24/12	1/24/12			62,970	125,940	251,880					5,145,900
	Success RSU					—	75,000	150,000					1,947,000
	RSU	1/24/12	1/24/12						111,960				2,847,500
	Stock Option	1/24/12	1/24/12							451,470	26.80	26.90	1,963,200
	Annual Cash			5,300,000	10,000,000
	Semiannual Cash			252,500
Stacy J. Smith	OSU	1/24/12	1/23/12			28,340	56,680	113,360					2,315,900
	RSU	1/24/12	1/23/12						50,380				1,281,300
	Retention RSU	1/24/12	1/23/12						373,200				8,766,500
	Stock Option	1/24/12	1/23/12							203,160	26.80	26.90	883,500
	Annual Cash			1,250,000	10,000,000
	Semiannual Cash			90,900
David Perlmutter	OSU	1/24/12	1/23/12			28,340	56,680	113,360					2,315,900
	RSU	1/24/12	1/23/12						50,380				1,281,300
	Retention RSU	1/24/12	1/23/12						373,200				8,766,500
	Stock Option	1/24/12	1/23/12							203,160	26.80	26.90	883,500
	Annual Cash			1,800,000	10,000,000
	Semiannual Cash			108,700
Brian M. Krzanich	OSU	1/24/12	1/23/12			28,340	56,680	113,360					2,315,900
	RSU	1/24/12	1/23/12						50,380				1,281,300
	Retention RSU	1/24/12	1/23/12						373,200				8,766,500
	Stock Option	1/24/12	1/23/12							203,160	26.80	26.90	883,500
	Annual Cash			1,800,000	10,000,000
	Semiannual Cash			108,900
Renee J. James	OSU	1/24/12	1/23/12			28,340	56,680	113,360					2,315,900
	RSU	1/24/12	1/23/12						50,380				1,281,300
	Retention RSU	1/24/12	1/23/12						373,200				8,766,500
	Stock Option	1/24/12	1/23/12							203,160	26.80	26.90	883,500
	Annual Cash			1,250,000	10,000,000
	Semiannual Cash			90,100

[1]

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of OSUs that upon converting to shares could be received by each listed officer, excluding dividend equivalents. The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns for the Success RSUs represent the minimum, target, and maximum number of RSUs that upon converting to shares could be received by Mr. Otellini.

[2]

Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Semiannual Cash” rows are the listed officer’s 2012 semiannual incentive payment.

[3]

The exercise price was determined based on the average of the high and low price of Intel common stock on the grant date, while the market price on the grant date is the closing price of our common stock on that date.

[4]	The grant date fair value is generally the amount that Intel would expense in its financial statements over the award’s service period but does not include a reduction for forfeitures.

OSU Awards. OSUs granted to the listed officers in 2012 have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and the number of corresponding shares vest in the 37th month. The number of shares of Intel common stock to be received at vesting will range from 50% to 200% of the target amount, based on the TSR of Intel common stock measured against the TSR of the technology peer group over a three-year period. TSR is a measure of stock price appreciation plus any dividends paid during the vesting period. Dividend equivalents are payable over the vesting period only on the number of shares of Intel common stock earned, and they will be paid in the form of additional shares of Intel common stock.

RSU Awards. RSUs granted to the listed officers in 2012 will vest in substantially equal quarterly increments over three years from the date of grant.

Stock Options. Stock options granted to the listed officers in 2012 will vest in 25% increments annually over four years, expire seven years from the date of grant, and have an exercise price of no less than 100% of the average of the high and low trading prices of Intel common stock on the date of grant. Also, upon retirement, Mr. Otellini may exercise his stock options for the full remaining life of the award.

Annual Cash. Annual incentive cash payments are made under the annual incentive cash plan. The Compensation Committee sets the incentive cash target amount under the annual incentive cash plan annually as part of the annual performance review and compensation adjustment cycle. This incentive cash target amount is then multiplied by the annual incentive cash multiplier calculated after the end of the year based on the average of three corporate performance components. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment.

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. The committee may adjust Intel’s net income based on qualifying criteria selected by the committee at its sole discretion, as described in the plan. The methodology used to calculate Intel’s net income or adjusted net income for both absolute and relative financial performance is the same. Additional details on each component are set forth in the sections that follow.

•

Absolute Financial Component. To determine absolute financial performance, Intel’s current-year net income or adjusted net income is divided by Intel’s average net income used in the calculation over the previous three years. Intel uses a rolling three-year average in the denominator so that Intel does not over- or under-compensate executive officers based on volatility in earnings. Through this component, the committee rewards executive officers for sustained performance. In 2012, Intel’s net income was 5.7% higher than the trailing three-year average. This is down from the 2011 result, when net income was 64.6% higher than the trailing three-year average.

•	Relative Financial Component. To calculate Intel’s performance relative to the market comparator group, Intel’s net income percentage growth or adjusted net income percentage growth, plus one, is divided by the sum of one plus the simple average (with each group weighted equally) of the annual net income percentage growth or adjusted net income percentage growth for the technology peer group and the S&P 100 (excluding Intel). There is some overlap in the S&P 100 and the 13 technology companies that we have identified (described above in “Compensation Discussion and Analysis; 2012 External Competitive Considerations”). We have done this intentionally to provide slightly more weighting to the company’s relative performance compared to the technology companies that are also in the S&P 100. The committee has the flexibility to use discretion in either including or excluding certain charges to the market comparator group’s net income results, similar to any charges that may have been included or excluded for Intel. Through this component, the committee rewards executive officers for how well Intel performs compared to a broader market. In 2012, the scoring for the relative component was 92.5% for Intel’s performance relative to the market’s performance, a decrease compared to the 2011 relative score of 93.1%.

•

Operational Component. Each year, the Compensation Committee approves operational goals and their respective success criteria for measuring operational performance. The operational goals typically link to company performance in several key areas, including financial performance, product design and development roadmaps, manufacturing, cost, and productivity improvements, customer satisfaction, and corporate responsibility and environmental sustainability. For 2012, the committee approved a reduced number of operational goals to support inter-group collaborative efforts, allocated and grouped into certain major categories described in the following table, with weightings that total 100 points. The goals and success measures are defined within the first 90 days of the performance period. The scoring for most goals ranges from 0% to 125% based on the level of achievement reflected in Intel’s confidential internal annual business plan. There were some goals with an upper range of 150% to 400% if certain extraordinary criteria were met. The results are summed and divided by 100, so that the final operational score is between 0% and 165%. The operational goals selected by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company, so that all employees are focused on achieving the same company-wide operational results. These operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require some degree of subjective evaluation. Over the past five years, operational goals have scored between 92.3% and 103.1%, with an average result of 98.9%. The operational goals are intended to be a practical and realistic estimate of the coming year based on the data, projections, and analyses that Intel uses in its planning processes. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management and are reviewed and approved by the Compensation Committee. The company scored 98.1% on its operational goals in 2012, an increase compared to 92.3% in 2011.

2012 Operational Goal Categories

Revitalize the PC 24 points	Accelerate Data Center Solutions and Win Cloud Build-Out 13 points	Manufacturing and Process Technology Leadership and Velocity 17 points
• Ultrabook™ systems • Next-generation client products	• Cloud leadership • Next-generation server products • High-performance computing	• Process technology milestones • Client and SoC velocity
Win and Ramp Intel® Architecture-based Tablets 13 points	Establish Intel Architecture in Phones 13 points	Compute Continuum Experiences Across Intel Architecture-based Devices 10 points
• Tablet launch and volume • Tablet product long-term affordability	• Phone launch and volume • Entry smartphone • LTE	• Deliver compute continuum vertical services • Productize compute continuum capabilities • Grow software and services bookings
Organizational Health, Environment, Earnings Growth, and NAND 10 points
• Organizational health and diversity • Environmental leadership • Net income growth

Semiannual Cash. Semiannual cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive 0.65 days of compensation for every two percentage points of corporate pretax margin, or a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation, whichever is greater. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the Compensation Committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2012.

Stock Option Exercises and Stock Vested in Fiscal Year 2012

The following table provides information on stock option exercises and vesting of RSUs and OSUs during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Paul S. Otellini	1,920,000	16,142,600	615,399	16,432,500	32,575,100
Stacy J. Smith	541,940	2,933,700	216,830	5,747,900	8,681,600
David Perlmutter	89,000	504,100	267,072	7,098,000	7,602,100
Brian M. Krzanich	151,640	1,188,400	152,062	4,022,300	5,210,700
Renee J. James	494,903	3,301,600	152,062	4,022,300	7,323,900

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information with respect to outstanding equity awards held by the listed officers as of December 29, 2012. Unless otherwise specified, equity awards vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($20.23 on December 28, 2012) and the option exercise price, and multiplying it by the number of outstanding stock options. Market value for stock awards (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

	Stock Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Paul S. Otellini								4/17/08	112,500	(4)	2,275,900
	4/15/04	300,000	—		27.00	4/15/14	—	1/22/10				231,680		4,686,900
	2/2/05	400,000	—		22.63	2/2/15	—	1/24/11	54,542	(5)	1,103,400	180,250		3,646,500
	1/18/07	700,000	—		20.70	1/18/14	—	1/24/12	83,971	(5)	1,698,700	125,940		2,547,800
	4/19/07	520,000	—		21.52	4/19/14	—	1/24/12				75,000	(8)	1,517,300
	4/17/08	500,000	—		22.11	4/17/15	—
	4/16/09	187,500	62,500		15.67	4/16/16	1,140,000
	1/22/10	125,000	125,000		20.30	1/22/17	—
	1/24/11	116,752	350,258		21.09	1/24/18	—
	1/24/12	—	451,470		26.80	1/24/19	—
Total		2,849,252	989,228				1,140,000		251,013		5,078,000	612,870		12,398,500
Stacy J. Smith	4/15/04	16,500	—		27.00	4/15/14	—	1/17/08	6,500	(6)	131,500
	1/17/08	—	45,000	(2)	19.63	1/17/18	27,000	1/23/09	6,500	(6)	131,500
	4/17/08	58,750	—		22.11	4/17/15	—	1/22/10	6,500	(6)	131,500	80,590		1,630,300
	1/23/09	—	45,000	(2)	12.99	1/23/19	325,800	1/24/11	24,188	(5)	489,300	79,940		1,617,200
								1/24/12				56,680		1,146,600
	4/16/09	30,735	30,735		15.67	4/16/16	280,300	1/24/12	373,200	(7)	7,549,800
	1/22/10	—	66,655		20.30	1/22/17	—	1/24/12	37,786	(5)	764,400
	1/22/10	—	45,000	(2)	20.30	1/22/20	—
	1/24/11	51,777	155,333		21.09	1/24/18	—
	1/24/12	—	203,160		26.80	1/24/19	—
Total		157,762	590,883				633,100		454,674		9,198,000	217,210		4,394,100
David Perlmutter								1/17/08	5,000	(6)	101,200
	1/21/04	150,000	50,000	(3)	32.06	1/21/14	—
	4/15/04	75,000	—		27.00	4/15/14	—	1/23/09	5,000	(6)	101,200
	4/21/06	52,500	—		19.51	4/21/16	37,800	1/22/10	11,750	(6)	237,700	103,990		2,103,700
	1/18/07	52,500	—		20.70	1/18/17	—	1/24/11	24,188	(5)	489,300	79,940		1,617,200
								1/24/12				56,680		1,146,600
	4/19/07	235,000	—		21.52	4/19/14	—	1/24/12	373,200	(7)	7,549,800
	1/17/08	—	52,500	(2)	19.63	1/17/18	31,500	1/24/12	37,786	(5)	764,400
	4/17/08	300,000	—		22.11	4/17/15	—
	1/23/09	—	52,500	(2)	12.99	1/23/19	380,100
	4/16/09	118,972	39,658		15.67	4/16/16	723,400
	1/22/10	86,010	86,010		20.30	1/22/17	—
	1/22/10	—	82,500	(2)	20.30	1/22/20	—
	1/24/11	51,777	155,333		21.09	1/24/18	—
	1/24/12	—	203,160		26.80	1/24/19	—
Total		1,121,759	721,661				1,172,800		456,924		9,243,600	240,610		4,867,500
Brian M. Krzanich	1/17/08	—	41,250	(2)	19.63	1/17/18	24,800	1/17/08	3,750	(6)	75,900
								1/23/09	3,750	(6)	75,900
	1/23/09	—	41,250	(2)	12.99	1/23/19	298,700	1/22/10	9,250	(6)	187,100	80,590		1,630,300
	4/16/09	20,820	20,820		15.67	4/16/16	189,900
	10/30/09	194,930	64,977		19.04	10/30/16	309,300	1/24/11	18,496	(5)	374,200	61,130		1,236,700
	1/22/10	45,155	45,155		20.30	1/22/17	—	1/24/12				56,680		1,146,600
	1/22/10	—	65,000	(2)	20.30	1/22/20	—	1/24/12	373,200	(7)	7,549,800
	1/24/11	39,595	118,785		21.09	1/24/18	—	1/24/12	37,786	(5)	764,400
	1/24/12	—	203,160		26.80	1/24/19	—
Total		300,500	600,397				822,700		446,232		9,027,300	198,400		4,013,600
Renee J. James	1/17/08	—	41,250	(2)	19.63	1/17/18	24,800	1/17/08	3,750	(6)	75,900
	1/23/09	—	41,250	(2)	12.99	1/23/19	298,700	1/23/09	3,750	(6)	75,900
	4/16/09	—	20,820		15.67	4/16/16	94,900
	10/30/09	10,917	10,917		19.04	10/30/16	26,000
	1/22/10	—	45,155		20.30	1/22/17	—	1/22/10	9,250	(6)	187,100	80,590		1,630,300
	1/22/10	—	65,000	(2)	20.30	1/22/20	—	1/24/11	18,496	(5)	374,200	61,130		1,236,700
								1/24/12				56,680		1,146,600
	1/24/11	—	118,785		21.09	1/24/18	—
	1/24/12	—	203,160		26.80	1/24/19	—	1/24/12	373,200	(7)	7,549,800
								1/24/12	37,786	(5)	764,400
Total		10,917	546,337				444,400		446,232		9,027,300	198,400		4,013,600

[1]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period (37 months following the grant date) will range from 33% to 200% of that target amount (with respect to OSUs granted before 2011), and from 50% to 200% of that target amount for OSUs granted in 2011 and 2012, depending upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period, and will include the shares from dividend equivalents that are received on the final shares earned and vested. The dividend equivalents will pay out in the form of additional shares.

[2]	Stock options become exercisable on the fifth anniversary of the grant date.

[3]	Stock options become exercisable in 25% annual increments on each anniversary of the grant date beginning in the sixth year after the grant date.

[4]	RSUs vest in 25% annual increments on each anniversary of the grant date beginning in the fourth year after the grant date.

[5]	RSUs vest quarterly over three years.

[6]	RSUs vest in full on the fifth anniversary of the grant date.

[7]

Retention RSUs originally had a 5-year vesting schedule (10% in year 2, 20% in year 3, 30% in year 4 and 40% in year 5). Vesting schedule was modified in January 2013 to 4 years (20% in year 2, 40% in year 3, 40% in year 4).

[8]	Success performance-based RSUs vested on January 22, 2013.

Pension Benefits for Fiscal Year 2012

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)
Paul S. Otellini	Pension Plan	n/a	1,862,000
Stacy J. Smith	Pension Plan	n/a	662,000
David Perlmutter	Pension Savings	n/a	1,103,400	(2)
	Severance Plan	33(3)	1,995,000	(2)
	Adaptation Plan	33(3)	609,000	(2)(4)
Brian M. Krzanich	Pension Plan	n/a	88,000
Renee J. James	Pension Plan	n/a	268,000

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table (other than for Mr. Perlmutter). The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount that he/she receives under the tax-qualified pension plan arrangement.

[2]	Balance converted from Israeli shekels at an exchange rate of 3.75 shekels per dollar as of December 29, 2012.

[3]	The number of years of credited service has been rounded up for Mr. Perlmutter for 2012.

[4]	The amount is the actuarial present value of 11 months of Mr. Perlmutter’s base salary.

The U.S. pension plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 29, 2012, none of the amounts included in the table above were associated with this component.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change has the effect of reducing the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount at age 65. The annual amount of this annuity is $165,000 for Mr. Otellini, $98,500 for Mr. Smith, $11,700 for Mr. Krzanich, and $41,200 for Ms. James.

Each participant’s benefit was set based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the discount rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 20 to the financial statements in our Annual Report on Form 10-K for the year ended December 29, 2012. A participant can elect to receive his or her benefit at any time following termination of employment. However, distributions before age 55 may be subject to a 10% federal penalty tax.

Retirement Plans for Mr. Perlmutter. The retirement program of Intel Israel provides employees with benefits covering retirement, premature death, and disability. All employees are eligible, and the government encourages retirement savings with tax incentives. The Intel Israel retirement program has two key components: “pension savings,” which operates as a defined contribution plan, and “severance plan,” which provides a benefit based on final salary and years of service, depending on the employee’s hiring date. Every month, Intel Israel and

Mr. Perlmutter each contribute a percentage of Mr. Perlmutter’s base salary to his retirement program. Mr. Perlmutter may elect to defer between 5% and 7% of his base salary to pension savings. Intel Israel contributes 5% of Mr. Perlmutter’s base salary to pension savings and another 8.33% to the severance plan, for a total company contribution of 13.33% of base salary to his retirement program. Mr. Perlmutter holds investment discretion over such contributions.

Employees of Intel Israel receive their pension savings account balance upon retirement (age 67 for men and age 64 for women), termination, or voluntary departure. Because the pension savings plan is a traditional defined contribution plan, Intel does not retain any ongoing liability for the funds placed or invested in it. The severance plan is governed by Israeli labor law obligating an employer to compensate the termination of an employee with a payment equal to his or her latest monthly salary multiplied by years of service; the severance plan contribution covers part of this obligation. Although Israeli labor law requires only involuntary termination to be compensated, Intel’s practice is to pay employees upon voluntary or involuntary separation if such employees were hired prior to 2003.

In addition, employees of Intel Israel may receive a discretionary special retirement amount called the Adaptation Plan in a lump sum following an employee’s termination or retirement, according to the Adaptation Plan rules. This Adaptation Plan is available to all employees of Intel Israel. The grant is based on the number of years that an employee has worked at Intel Israel, and an employee must be employed at Intel Israel at least five years to be eligible for the special amount. The maximum amount that an employee could receive is 11 months of his or her base salary. Based on Mr. Perlmutter’s years of service, he would be eligible for the maximum amount: which is the actuarial present value of 11 months of his base salary.

Non-Qualified Deferred Compensation for Fiscal Year 2012

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2012.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Balance at Last Fiscal Year-End[4] ($)
Paul S. Otellini	120,000	444,800	964,800	8,532,000
Stacy J. Smith	1,253,900	107,900	464,200	6,021,300
David Perlmutter	—	—	—	—
Brian M. Krzanich	—	97,600	63,200	618,600
Renee J. James	52,000	94,000	69,900	818,900

[1]	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2012.

[2]

These amounts, which accrued during fiscal year 2012 and were credited to the participants’ accounts in 2013, are included in the Summary Compensation table in the “All Other Compensation” column for 2012.

[3]	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

[4]

These amounts are as of December 31, 2012 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2012 but were credited to the participants’ accounts in 2013. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation table for 2006 through 2011 (except for Mr. Smith, who was not a listed officer in 2006, and Mr. Krzanich and Ms. James who were not listed officers prior to 2012): Mr. Otellini, $1,909,000; Mr. Smith, $2,451,100.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Each balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation table over the life of the plan. The amounts in the table are as of December 31, 2012 and do not take into account any amounts that were accrued during fiscal year 2012 but were credited to the participants’ accounts in 2013.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Paul S. Otellini	4,037,800	4,494,200
Stacy J. Smith	5,459,900	561,400
David Perlmutter	—	—
Brian M. Krzanich	133,200	485,400
Renee J. James	424,500	394,400

Intel’s non-qualified deferred compensation plan allows highly compensated employees, including executive officers, to defer up to 50% of their salary and up to 100% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and semiannual incentive cash payments) earned in excess of the tax code covered compensation limit of $250,000 in 2012. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All the listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service, except Mr. Perlmutter, who is not covered by the U.S. plan.

Intel does not provide a guaranteed rate of return on these funds. Thus, the amount of earnings that a participant receives depends on the participant’s investment elections for his or her deferrals and on the performance of the company-directed diversified portfolio for Intel’s contributions. Participants can elect for their deferrals to be treated as if invested in one or more mutual funds, index, and similar investment alternatives offered under the plan. Intel’s retirement contributions are deemed to be invested in the same company-directed diversified portfolio as the retirement contribution plan. The deferred compensation plan requires participants to make irrevocable elections at the time of deferral to receive their annual distributions after termination of employment, or at a future date not less than 36 months from the deferral election date. Participants may make hardship withdrawals under specific circumstances.

Employment Contracts and Change in Control Arrangements

All of Intel’s executive officers are employed at will without employment agreements (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs or other severance payment arrangements, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” We do not maintain arrangements for listed officers that are triggered by a change in control.

The columns in the tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether his or her employment terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables below assume that the listed officer left Intel effective December 31, 2012 and are based on the price per share of Intel common stock on the last trading day of the fiscal year ($20.23 on December 28, 2012). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation ($)	Pension Plan ($)	Retirement Contribution Plan ($)	401(k) Savings Plan ($)	Medical Benefits[1] ($)	2012 Total ($)
Paul S. Otellini	285,000	13,683,200	855,000	8,976,700	1,952,300	1,706,500	794,800	57,000	28,310,500
Stacy J. Smith	—	—	140,200	6,021,300	818,500	547,300	446,000	—	7,973,300
David Perlmutter[2]	—	5,598,700	580,300	—	3,707,400	—	—	—	9,886,400
Brian M. Krzanich	77,300	4,652,700	326,900	716,200	282,600	828,000	785,700	43,500	7,712,900
Renee J. James	—	—	13,000	818,900	383,000	558,800	341,300	—	2,115,000

[1]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[2]

The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.75 shekels per dollar and includes the amounts from the plans discussed above under “Retirement Plans for Mr. Perlmutter.”

Death or Disability

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation ($)	Pension Plan ($)	Retirement Contribution Plan ($)	401(k) Savings Plan ($)	Medical Benefits[1] ($)	2012 Total ($)
Paul S. Otellini	285,000	15,959,100	855,000	8,976,700	1,952,300	1,706,500	794,800	57,000	30,586,400
Stacy J. Smith	493,000	13,592,300	140,200	6,129,100	818,500	562,300	446,000	—	22,181,400
David Perlmutter[2]	592,400	14,111,100	580,300	—	3,707,400	—	—	—	18,991,200
Brian M. Krzanich	495,700	13,040,900	326,900	716,200	282,600	828,000	785,700	43,500	16,519,500
Renee J. James	431,300	13,040,900	13,000	912,900	383,000	573,800	341,300	—	15,696,200

[1]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[2]

The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.75 shekels per dollar and includes the amounts from the plans discussed above under “Retirement Plans for Mr. Perlmutter.”

Equity Incentive Plans. Unvested OSUs are cancelled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the rule of Age 60 or the Rule of 75. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting. RSUs and stock options are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, for every five years of service, the holder receives one additional year of vesting. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs or stock options scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date. Under the standard grant agreements for stock options granted under our equity incentive plans, the option holder generally has 90 days to exercise stock options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested stock options upon the holder’s death for a period of 365 days, unless the stock options’ expiration date occurs first. Similarly, the option holder may exercise vested stock options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested OSUs, RSUs, and stock options become 100% vested.

Non-Qualified Deferred Compensation Plan and Pension Plan. Each of the listed officers is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel on December 29, 2012, for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the actual amount payable under the non-qualified deferred compensation plan will be reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer.

Retirement Contribution Plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service, except Mr. Perlmutter, who does not participate in the U.S. retirement plans. Eligible U.S. Intel retirees (including executive officers) receive a prorated contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement.

401(k) Savings Plan. Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan.

PROPOSAL 4: APPROVAL OF AMENDMENT AND EXTENSION OF THE 2006 EQUITY INCENTIVE PLAN

The Board of Directors is requesting that stockholders vote in favor of amending and extending the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was first approved by stockholders in 2006 with a two-year term, was re-approved by stockholders in 2007, 2009, and 2011 with additional two-year terms, and is currently scheduled to terminate in 2014. If this proposal is approved, the term of the 2006 Equity Incentive Plan will extend to 2016, and 123 million shares will be added to the number of shares authorized for issuance under the 2006 Equity Incentive Plan (and provisions addressing the number of shares that may be granted under certain types of awards would also be increased by the 123 million shares). We believe that this increase in shares will provide a sufficient number of shares for future grants under the 2006 Equity Incentive Plan through the proposed termination date in 2016. Consistent with our past practice, we currently expect to seek another two-year extension of the plan and additional authorized shares in 2015. The 2006 Equity Incentive Plan, as proposed to be amended, also authorizes the plan administrator to address a number of issues regarding administration of the 2006 Equity Incentive Plan and awards under the 2006 Equity Incentive Plan. In addition, approval of this proposal is intended to constitute approval of the material terms of the performance goals under the 2006 Equity Incentive Plan for purposes of Section 162(m) under the tax code.

The 2006 Equity Incentive Plan is the sole active plan for providing equity incentive compensation to eligible employees and non-employee directors. The Board believes that our 2006 Equity Incentive Plan is in the best interest of stockholders and Intel, as equity awards granted under the plan help to attract, motivate, and retain talented employees and non-employee directors; align employee and stockholder interests; link employee compensation to company performance; and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees. The following summary of major features of the 2006 Equity Incentive Plan is qualified in its entirety by reference to the actual text of the 2006 Equity Incentive Plan, set forth as Exhibit A.

We are requesting that stockholders approve the 2006 Equity Incentive Plan to include the following aspects:

Extension of the Expiration Date of the 2006 Equity Incentive Plan to June 30, 2016. The 2006 Equity Incentive Plan is currently scheduled to expire on

June 30, 2014, and we are requesting an extension of the expiration of the plan to June 30, 2016. This extension is consistent with our biennial renewal cycle. We believe that this cycle provides our stockholders with the ability to evaluate and vote on the continuation of our plan on a frequent basis while maintaining flexibility for Intel to update its equity program and ensure a market-competitive design.

Addition of 123 Million Shares to Fund the 2006 Equity Incentive Plan for an Additional Two Years. The 2006 Equity Incentive Plan sets forth a maximum number of shares authorized for issuance under the 2006 Equity Incentive Plan, as well as limits on the number of shares authorized for issuance under RSU and restricted stock awards and under incentive stock options that may be granted under the 2006 Equity Incentive Plan. The Board is requesting that stockholders approve increasing each of these authorizations by 123 million shares. These 123 million shares represent 2.5% of our outstanding shares of common stock as of December 28, 2012. This means that, if approved by stockholders, the number of additional shares authorized for issuance under the 2006 Equity Incentive Plan may all be issued pursuant to RSUs and restricted stock awards, which may result in greater dilution than if such shares were subject to stock options or SARs granted under the 2006 Equity Incentive Plan. Within the shares that may be awarded as RSUs or restricted stock, we are not requesting an increase in the number of shares available for employee recognition stock awards that have no minimum vesting period (currently, the 2006 Equity Incentive Plan authorizes 480,000 shares for such awards, which will not change). These awards are typically granted in small amounts of 100 to 150 shares per recipient and vest immediately.

Amendment of Plan Administrative Authority. The 2006 Equity Incentive Plan grants broad authority to the plan administrator to do all things necessary or desirable, in its sole discretion, in connection with the administration of the 2006 Equity Incentive Plan. As proposed to be amended, the 2006 Equity Incentive Plan would specifically address the plan administrator’s authority to take or approve actions such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements, as well as to address events that could arise from temporary closure of NASDAQ, disruptions of communications or natural catastrophe. However, the plan administrator cannot take any such action absent stockholder approval to the extent that stockholder approval is otherwise required under the 2006 Equity Incentive Plan. We believe that this authority is already inherent in the terms of the 2006 Equity Incentive Plan, but are setting forth this amendment as part of this proposal to clarify and avoid any uncertainty regarding that authority. This provision allows the plan administrator to address consequences that may result from natural events such as floods and earthquakes, or from man-made events such as terrorist hostilities, either of which could result in events such as the temporary closure of a stock exchange. Actions the plan administrator could take in such a situation include, but are not limited to, the extension of stock option expiration dates.

Approval of the 2006 Equity Incentive Plan for Purposes of Section 162(m) of the Tax Code. The 2006 Equity Incentive Plan has been structured in such a manner that equity awards made under it can satisfy the requirements of “performance-based” compensation within the meaning of Section 162(m) of the tax code. In general, under Section 162(m) of the tax code, in order for Intel to be able to deduct compensation in excess of $1 million paid in any one year to our CEO or any of our other listed officers (other than our CFO or any officer who is not subject to U.S. income tax), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) of the tax code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders. For purposes of Section 162(m) of the tax code, the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the 2006 Equity Incentive Plan, each of these issues is discussed below, and stockholder approval of the amendment and extension of the 2006 Equity Incentive Plan also will constitute re-approval of the material terms of the 2006 Equity Incentive Plan for purposes of the approval requirements of Section 162(m) of the tax code. However, nothing in this proposal precludes the company or the plan administrator from granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

For more information, see the 2006 Equity Incentive Plan, set forth as Exhibit A.

Our 2006 Equity Incentive Plan share reservation is outlined in the following table.

Equity Plan Share Reservation

Millions
Initial shares authorized under the 2006 Equity Incentive Plan (plan term to June 2008)	175
Additional shares authorized with the 2007 extension of the 2006 Plan to June 2010	119
Additional shares authorized with the 2009 extension of the 2006 Plan to June 2012	134
Additional shares authorized with the 2011 extension of the 2006 Plan to June 2014	168
Total shares authorized to date under the 2006 Equity Incentive Plan	596
Shares issued or issuable under awards granted from May 2006 through December 31, 2012	(398)
Estimated shares issued or issuable under awards granted from January 1, 2013 through May 2013	(74)
Shares issued under awards due to above-target performance award payouts through 2012	(1)
Shares issuable under awards due to expected above-target performance awards granted through June 2016	(4)
Estimated total shares awarded from May 2006 through May 2013	(477)
Estimated shares (before cancellations) available to be granted as of May 2013	119
Cancellations added back to share reserve from May 2006 through December 31, 2012	50
Estimated shares available to be granted as of May 2013	169
Additional shares requested under this amendment	123
Estimated total shares available for issuance from May 2013 through June 30, 2016 (if amendment is approved, assuming no cancellation of outstanding awards)	292
Total authorization of shares from May 2006 through June 30, 2016 (if amendment is approved)	719

The following table breaks out a subset of our share authorization that may be awarded as RSUs or restricted stock (these amounts are included within the total share authorizations described in the table above).

Millions
Initial shares authorized under the 2006 Equity Incentive Plan for grant as RSUs or restricted stock (plan term to June 2008)	80
Additional shares authorized for grant as RSUs or restricted stock with the 2007 extension of the 2006 Plan to June 2010	88
Additional shares authorized for grant as RSUs or restricted stock with the 2009 extension of the 2006 Plan to June 2012	85
Additional shares authorized for grant as RSUs or restricted stock with the 2011 extension of the 2006 Plan to June 2014	141
Total shares authorized for grant as RSUs or restricted stock to date under the 2006 Equity Incentive Plan	394
Shares issued or issuable under RSUs granted from May 2006 through December 31, 2012 (no restricted stock was granted)	(255)
Estimated shares issued or issuable under RSUs granted from January 1, 2013 through May 2013	(56)
Shares issued under RSUs due to above-target performance payouts through 2012	(1)
Shares issuable under RSUs due to expected above-target performance awards granted through June 2016	(4)
Estimated shares awarded as RSUs from May 2006 through May 2013	(316)
Estimated shares (before cancellations) available to be granted as RSUs or restricted stock as of May 2013	78
Cancellations of RSUs added back to RSU/restricted stock share reserve from May 2006 through December 31, 2012	18
Estimated shares available to be granted as RSUs or restricted stock as of May 2013	96
Additional shares requested under this amendment that may be granted as RSUs or restricted stock	123
Estimated total shares available for issuance as RSUs or restricted stock from May 2013 through June 30, 2016 (if amendment is approved, assuming no cancellation of outstanding awards)	219
Total authorization of RSUs or restricted stock from May 2006 through June 30, 2016 (if amendment is approved)	517

Background on Equity Compensation at Intel

Intel grants equity awards to more than 80% of all our employees annually. While we grant equity awards on a pre-established quarterly schedule, we grant most of our awards in the second quarter of each year as part of our company-wide employee performance evaluation. In 2012, we granted equity awards covering 63.5 million shares under the 2006 Equity Incentive Plan, of which awards for 3.5 million shares, or 5.5%, were granted to our listed officers; awards for 61,514 RSUs, or 0.1%, were granted to Intel’s non-employee directors; and awards covering the remaining 60.0 million shares, or 94.4%, were granted to Intel’s broad-based employee population. The Compensation Committee generally limits grants to our listed officers to no more than 5% of the total equity awards granted in any one year. We exceeded this limit in 2012 due to retention awards; without these retention awards only 2.0 million shares or 3.2% were subject to awards granted to our listed officers in 2012. For more information on these awards, see “Compensation Discussion and Analysis; Special Equity Awards for 2012.” Over the past three fiscal years, on average we awarded 4.1% of all equity grants to our listed officers.

Since 2006, many of our non-exempt employees through our mid-level exempt employees have received RSUs exclusively. This allows us to maintain a broad-based equity program using fewer shares that provide more stable value than stock options, while maintaining employee and stockholder alignment. For employees with higher levels of responsibility, we use a combination of RSUs and stock options. As an employee’s level of responsibility increases, the percentage of stock options is a greater portion of the equity grant, equating to more at-risk compensation. This at-risk compensation provides management with a strong incentive to improve Intel’s performance. Beginning in 2009, we reduced our use of long-term, time-vested RSU grants by implementing the use of performance-based RSUs, called OSUs, for our senior officers and non-employee directors (as of the date of this proxy statement a group of 21 employees and eight non-employee directors) to provide a tighter link between pay and performance. For more information on our OSU program, see “Compensation Discussion and Analysis; Equity Awards.” The number of shares issued under awards may be lower or, in the case of OSUs, higher than the nominal number of shares stated in the awards, but in no case may the limits set forth in the 2006 Equity Incentive Plan be exceeded. We have not typically granted equity awards in the form of restricted stock or incentive stock options, although to maintain flexibility the 2006 Equity Incentive Plan allows these types of awards.

Intel’s long-term goal is to limit the average annual dilution from our equity programs to less than 2%. Dilution is total number of shares subject to equity awards granted less cancellations, divided by total common shares outstanding at the end of the year. As noted above, the potential dilution from the 123 million share increase requested to be approved by stockholders is 2.5%, based on the total common shares outstanding as of December 28, 2012. Over the past three fiscal years, the average annual dilution was 0.4% (0.7% in 2012). We manage our long-term dilution goal by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations. Over the past three fiscal years, our annual burn rate has averaged 1.1% (1.3% in 2012). For this purpose, we are calculating both dilution and burn rate based upon total common shares outstanding at the end of the year, to align more closely with industry practice.

An additional metric that we use to measure the cumulative impact of our equity program is overhang (number of shares subject to equity awards outstanding but not exercised, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). Over the past three fiscal years, our overhang has averaged 12.5% (11.3% in 2012). If the amendment and extension of the 2006 Equity Incentive Plan is approved, our overhang would increase to 13.8%.

Equity Compensation Plan Key Metrics

	2012 (%)	2011 (%)	2010 (%)	Average (%)
Percentage of Equity-Based Awards Granted to Listed Officers	5.5	3.6	3.2	4.1
Dilution[1]	0.7	0.5	0.0	0.4
Burn Rate[1]	1.3	1.2	0.9	1.1
Overhang	11.3	14.2	12.1	12.5

[1]

Dilution is total equity awards granted less cancellations, divided by total common shares outstanding at the end of the year. This is a change in our definition for both dilution and burn rate from previous years in which we used total common shares outstanding at the beginning of the year. We made this change to align more closely with industry practice. If we hadn’t changed our methodology, our numbers for 2012, 2011, 2010 respectively would have been 0.7%, 0.4%, and 0.0% for dilution and 1.3%, 1.0%, and 1.0% for burn rate.

In considering the proposed amendments to the 2006 Equity Incentive Plan, the Compensation Committee was presented with information on Intel’s historical dilution, burn rate, and overhang. The committee also was provided data compiled by Intel on the average burn rate and dilution for the two groups of peer companies that Intel uses in assessing director and executive compensation: a peer group consisting of 13 technology companies, and a peer group consisting of those 13 technology companies and 10 other companies in the S&P 100. For a list of the companies in each of these peer groups and a description of the peer groups, see “Compensation Discussion and Analysis; Other Aspects of Our Executive Compensation Programs; 2012 External Competitive Considerations” in this proxy statement. This data showed that over the three years for which data was reasonably available (generally, 2011, 2010, and 2009), and based on shares outstanding as of the beginning of each year, the technology peer group companies’ average annual burn rate was 1.5%, 1.4%, and 1.6%, and the average annual burn rate for the technology peer group and 10 other companies in the S&P 100 was 1.1%, 1.1%, and 1.3%. Data drawn from these companies’ filings indicated that the average overhang for each of the three years among the technology peer group companies was 11.0%, 12.1%, and 13.3%, and that the average overhang for the technology peer group and the 10 other companies in the S&P 100 was 8.5%, 9.2%, and 10.4%. Taking into account Intel’s broad-based equity grant practices and the foregoing information, Intel believes that the additional share authorization requested is appropriate to accompany the proposed two-year extension of the 2006 Equity Incentive Plan.

Corporate Governance Aspects of the 2006 Equity Incentive Plan

The 2006 Equity Incentive Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and stockholders’ interests. These provisions include, but are not limited to, the following:

•	No Discounted Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Repricing Without Stockholder Approval. Other than in connection with a change in Intel’s capitalization, at any time when the purchase price of a stock option or SAR is above the market value of a share, Intel will not, without stockholder approval, reduce the purchase price of such stock option or SAR and will not exchange such stock option or SAR for a new award with a lower (or no) purchase price or for cash.

•

No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option are not permitted.

•

Minimum Vesting Requirements. Other than with respect to 480,000 shares that are available for issuance pursuant to awards of restricted stock or RSUs with no minimum vesting period, restricted stock and RSUs granted under the 2006 Equity Incentive Plan are required to meet minimum vesting requirements. Restricted stock and RSUs that are not performance-based must have vesting periods of at least pro rata installments over three years. If awards are performance-based, then performance must be measured over a period of at least one year. Stock options or SARs may not become exercisable in less than one year. Each of these limitations is subject to certain exceptions for death, disability, or retirement.

•

No Liberal Share Recycling. Shares used to pay the exercise price or withholding taxes related to an outstanding award, unissued shares resulting from the net settlement of outstanding SARs, and shares purchased by Intel in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 2006 Equity Incentive Plan.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•

No Evergreen Provision. The 2006 Equity Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2006 Equity Incentive Plan can be automatically replenished.

•	No Automatic Grants. The 2006 Equity Incentive Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups. The 2006 Equity Incentive Plan does not provide for any tax gross-ups.

Equity Compensation Plan Information

Information as of December 29, 2012 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (shares in millions).

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights		(B) Weighted Average Exercise Price of Outstanding Options ($)[1]	(C) Number of Shares Remaining Available for Future Issuance Under Equity Incentive Plans (Excluding Shares Reflected in Column A)
2006 Equity Incentive Plan				243.1	(3)
2006 Stock Purchase Plan				237.0
Equity Incentive Plans Approved by Stockholders	278.9	(2)	20.17	480.1
Equity Incentive Plans Not Approved by Stockholders	36.9	(4)	20.31	—
Total	315.8	(5)	20.20	480.1

[1]	The weighted average exercise price does not take into account the shares issuable upon outstanding RSUs vesting, which have no exercise price.

[2]

Includes 112.2 million shares granted under the 2006 Equity Incentive Plan that are issuable upon RSUs vesting, including a maximum of 7.4 million shares that could be issued at the end of the requisite period for outstanding OSUs. The remaining balance consists of outstanding stock option grants.

[3]

If it is assumed that shares will be issued at the target vesting amount for outstanding OSUs, an additional 3.7 million shares would be included in the shares available for future issuance amount for a total of 246.8 million shares, of which 156.4 million shares can be issued as RSUs or restricted stock. A maximum of 394 million shares could be granted as restricted stock or RSUs under the 2006 Equity Incentive Plan.

[4]

Includes shares available upon exercise of stock options granted under our 1997 Stock Option Plan, which was not required to be approved by stockholders. The 1997 Stock Option Plan was terminated as to future grants in May 2004. In addition, this includes 0.7 million shares that are issuable upon RSUs vesting that were originally granted under plans that we assumed in connection with acquisitions; and 5.7 million shares issuable under outstanding options, with a weighted average exercise price of $15.26, also assumed in connection with acquisitions.

[5]

Assumes shares will be issued at the maximum vesting amount for outstanding OSUs. This number reflects a difference from the number of restricted stock units reported in Note 22 to the financial statements in our Annual Report on Form 10-K for the year ended December 29, 2012, which is 3.7 million lower because the financial statement footnote reports restricted stock units outstanding without regard to the number of shares that ultimately may be issued under those awards.

The 1997 Stock Option Plan (1997 Plan) provided for the grant of stock options to employees other than officers and directors. The 1997 Plan, which was not approved by stockholders, was terminated as to future grants in May 2004. The 1997 Plan is administered by the Compensation Committee, which has the power to determine matters related to outstanding stock option awards under the 1997 Plan, including conditions of vesting and exercise. Stock options granted under the 1997 Plan expire no later than 10 years from the grant date. Stock options granted under the 1997 Plan generally vested in increments over four or five years from the date of grant. Grants to key employees may have contained delayed vesting provisions, generally beginning six years from the date of grant.

Key Terms of the 2006 Equity Incentive Plan

The following is a summary of the key provisions of the 2006 Equity Incentive Plan, as amended and restated subject to stockholder approval of this proposal. Some of these provisions are described in greater detail below, and the summary and descriptions are qualified by reference to the terms of the 2006 Equity Incentive Plan, which is set forth as Exhibit A to this proxy statement.

Plan Term:	May 17, 2006 to June 30, 2016

Eligible Participants:	All of our full-time and part-time employees, where legally eligible to participate, and our non-employee directors. As of December 29, 2012, there were approximately 104,500 full-time employees, 500 part-time employees, and eight non-employee directors eligible to participate in the 2006 Equity Incentive Plan.

Shares Authorized:	719 million shares over the term of the plan, subject to adjustment only to reflect stock splits and similar changes in Intel’s capitalization

Award Types (available to all eligible participants, including non-employee directors):	(1) Stock options (2) Restricted stock (3) RSUs (4) SARs

Award Terms:	Stock options and SARs will have a term of no longer than seven years, except that a limited number of shares may be used for stock option and SAR grants that vest in full in five or more years with a term of no longer than 10 years as referenced below under “Other Share Limitations.”

162(m) Share Limits:	The 2006 Equity Incentive Plan limits the number of shares subject to awards granted to an individual participant in any calendar year to:

(1) No more than 3 million shares subject to stock options or SARs to an individual participant during any calendar year.

(2) No more than 2 million shares subject to restricted stock or RSU awards to an individual participant during any calendar year.

These limits are subject to adjustment to reflect stock splits and similar changes in Intel’s capitalization and are greater than the number of stock options or RSUs that we have granted to any individual in the past.

Other Share Limitations:	(1) No more than 517 million shares may be issued under restricted stock and RSUs.
(2) No more than 202 million shares may be issued under stock option and SAR grants that vest in full in five or more years with a term of no longer than 10 years.

(3) No more than 100,000 shares may be subject to awards granted to a non-employee director in any fiscal year.

Vesting:	Determined by the Compensation Committee or the Board within the following limits, in each case subject to exceptions for death, disability, or retirement as addressed in the 2006 Equity Incentive Plan:

(1)  Restricted stock or RSUs cannot vest in less than pro rata installments over three years, unless vesting is based on the achievement of performance criteria, in which case vesting is based on performance over a period of not less than one year. A total of 480,000 shares may be used for awards having no minimum vesting period.

(2) Stock options or SARs may not become exercisable in less than one year.

Not Permitted:	(1) Granting stock options or SARs at a price below the market value of Intel stock on the date of grant.

(2)  Other than in connection with a change in Intel’s capitalization, at any time when the purchase price of a stock option or SAR is above the market value of a share, Intel will not, without stockholder approval, reduce the purchase price of such stock option or SAR and will not exchange such stock option or SAR for a new award with a lower (or no) purchase price or for cash.

(3) Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

(4)  Adding shares back to the number available for issuance when a SAR is net settled, when shares are retained or delivered to us to pay the exercise price and/or tax obligations associated with an award, or when we repurchase shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option.

Non-Employee Director Awards

Each year, each non-employee director may be granted award(s) for a number of shares established by the Board, but the number of shares subject to such award(s) may not exceed 100,000 shares each fiscal year. This limit is subject to adjustment to reflect stock splits and similar changes in Intel’s capitalization. Subject to limits in the plan terms, the Board has the discretion to determine the form and terms of awards to non-employee directors. Our current practice is to grant each non-employee director a mix of RSUs and OSUs each July with a grant date fair value of approximately $220,000.

Vesting and Exercise of Stock Options and SARs

The exercise price of stock options granted under the 2006 Equity Incentive Plan may not be less than the market value (the average of the high and low market price) of our common stock on the date of grant. The stock option term may not be longer than seven years in the case of stock options vesting in full in less than five years, and may not be longer than 10 years in the case of stock options vesting in full in five or more years. The Compensation Committee (or, for non-employee director awards, the Board) will determine when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any, provided that no stock option may be exercised less than one year from the date of grant (except upon the death, disability, or retirement of the participant). Similar terms and limitations apply to SARs under the 2006 Equity Incentive Plan.

Vesting of Restricted Stock and RSUs

The Compensation Committee (or, for non-employee director awards, the Board) may make the grant, issuance, retention, or vesting of restricted stock and RSUs contingent upon continued employment with Intel, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. Except in the case of death, disability, or retirement of the participant, vesting of restricted stock and RSUs that is contingent upon the achievement of performance objectives must be based on performance over a period of not less than one year, and awards that are contingent upon continued employment or the passage of time cannot vest in less than pro rata installments over three years from the date of grant. Up to 480,000 shares may be available for use as employee recognition stock awards having no minimum vesting period.

Dividends

Unless otherwise provided by the Compensation Committee, no adjustment shall be made in shares issuable under awards due to cash dividends that may be paid or other rights that may be issued to the holders of shares prior to their issuance under any award. The committee will specify whether dividends or dividend equivalent amounts are to be paid to any participant with respect to the shares, subject to any awards that have not vested or been issued, or that are subject to any restrictions or conditions on the record date for dividends.

Eligibility under Section 162(m) of the Tax Code

Awards may, but need not, include performance criteria that are intended to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (tax code). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the tax code, the performance criteria will be based on stock price appreciation (in the case of stock options or SARs) or on one or more of the following factors (in the case of RSUs and restricted stock), each of which may be adjusted as provided in the 2006 Equity Incentive Plan:

•	cash flow

•	earnings per share

•	earnings before interest, taxes, and amortization

•	return on equity

•	total stockholder return

•	stock price performance

•	return on capital
•	return on assets or net assets

•	revenue

•	income or net income

•	operating income or net operating income

•	operating profit or net operating profit

•	operating margin or profit margin

•	return on operating revenue

•	return on invested capital

•	market segment share

•	product release schedules

•	new product innovation

•	product cost reduction through advanced technology

•	brand recognition/acceptance

•	product ship targets

•	customer satisfaction

These factors may be applied individually, alternatively, or in any combination, either to the company as a whole or to a business unit or subsidiary, individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) of the tax code upon satisfaction of performance criteria may be reduced by the committee based on any further considerations that the committee may determine in its sole discretion. OSUs are not intended to satisfy the conditions of Section 162(m).

Transferability

Awards granted under the 2006 Equity Incentive Plan are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the Compensation Committee. The committee has sole discretion to permit the transfer of an award.

Administration

The Compensation Committee, which is made up entirely of independent directors, administers the 2006 Equity Incentive Plan. The 2006 Equity

Incentive Plan grants broad authority to the plan administrator to do all things necessary or desirable, in its sole discretion, in connection with the administration of the 2006 Equity Incentive Plan. The committee will select the employees who receive awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the 2006 Equity Incentive Plan, establish the terms, conditions, and other provisions of the grants. The committee may interpret the 2006 Equity Incentive Plan and establish, amend, and rescind any rules related to the 2006 Equity Incentive Plan, and make remedial changes to the terms of an outstanding award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events.

As proposed to be amended, the 2006 Equity Incentive Plan would specifically address the plan administrator’s authority to take or approve actions as it determines necessary or appropriate to the administration of the plan and awards, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the plan or any award agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of NASDAQ, disruption of communications or natural catastrophe) deemed by the committee to be inconsistent with the purposes of the plan or any award agreement, provided that no such action shall be taken absent stockholder approval to the extent required under the 2006 Equity Incentive Plan. This provision allows the committee to address consequences that may result from natural events such as floods and earthquakes, or from man-made events such as terrorist hostilities, either of which could result in events such as the temporary closure of a stock exchange. Actions the committee could take in such a situation include, but are not limited to, the extension of stock option expiration dates.

The committee may delegate to a committee of one or more directors the ability to grant awards and take other actions with respect to participants who are not executive officers, and may delegate administrative or ministerial functions under the 2006 Equity Incentive Plan to an officer or officers or one or more agents. The committee has delegated authority to a committee consisting of the CEO (who is also a director) to grant awards to non-executive employees within limits and a budget pre-approved by the committee.

Claw-Back Provision for Executive Officers

For any participant who is determined by the Board to be an “executive officer,” if the Compensation Committee determines that the participant engaged in an act of embezzlement, fraud, or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate Intel’s financial statements, the participant may be required to repay the proceeds resulting from any sale or other disposition of shares issued or issuable upon exercise of a stock option or SAR, or upon vesting of restricted stock or an RSU, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “option proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon exercise of a stock option or SAR, an amount determined appropriate by the committee to reflect the effect of the restatement on Intel’s stock price, up to the amount equal to the number of shares sold or disposed of, multiplied by the difference between the market value per share of Intel’s common stock at the time of such sale or disposition and the exercise price. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of restricted stock or an RSU, an amount determined appropriate by the committee to reflect the effect of the restatement on Intel’s stock price, up to the amount equal to the market value per share of Intel’s common stock at the time of such sale or other disposition, multiplied by the number of shares or units sold or disposed of.

Amendments Requiring Stockholder Approval

The Board may terminate, amend, or suspend the 2006 Equity Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	increase the number of shares that may be issued under the 2006 Equity Incentive Plan;

•	grant stock options at less than the market value;

•	reprice, repurchase, or exchange underwater stock options or SARs;

•	amend the maximum shares set forth that may be granted as stock options, SARs, restricted stock, or RSUs to any participant or in total;

•	extend the term of the 2006 Equity Incentive Plan;

•	change the class of persons eligible to participate in the 2006 Equity Incentive Plan; or

•	otherwise implement any amendment required to be approved by stockholders under the NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in ASC 718) affecting our common stock, the Compensation Committee will equitably adjust: the number and kind of shares available for grant under the 2006 Equity Incentive Plan; the number and kind of shares subject to the various limitations set forth in the 2006 Equity Incentive Plan and subject to outstanding awards under the 2006 Equity Incentive Plan; and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Intel on outstanding stock options, SARs, restricted stock, and RSUs granted under the 2006 Equity Incentive Plan will be specified in the agreement related to the merger or reorganization, subject to the limitations and restrictions set forth in the 2006 Equity Incentive Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting, or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. Federal Income Tax Consequences

The U.S. federal income tax rules applicable to awards under the 2006 Equity Incentive Plan under the tax code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Stock option grants under the 2006 Equity Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Generally, taxes are not due when a restricted stock or RSU award is initially granted, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (generally, when it becomes vested or transferable), in the case of restricted stock, or when shares are issued in connection with vesting, in the case of an RSU. Income tax is calculated on the value of the stock at ordinary rates at that time, and then at capital gain rates when the shares are sold. However, no later than 30 days after a participant receives an award of restricted stock, pursuant to Section 83(b) of the tax code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the stock at the time of receipt. Provided that the election is made in a timely manner, the participant will not recognize any additional income when the award is no longer transferable or subject to a “substantial risk of forfeiture.”

Section 409A of the tax code provides additional tax rules governing non-qualified deferred compensation.

Generally, Section 409A will not apply to awards granted under the 2006 Equity Incentive Plan, but may apply in some cases to RSUs, performance units, and performance shares. For such awards subject to Section 409A, certain officers of the company may experience a delay of up to six months in the settlement of the awards in shares of company stock.

As described above, awards granted under the 2006 Equity Incentive Plan may be structured to qualify as performance-based compensation under Section 162(m) of the tax code. To qualify, the 2006 Equity Incentive Plan must satisfy the conditions set forth in Section 162(m) of the tax code, and stock options and other awards must be granted under the 2006 Equity Incentive Plan by a committee consisting solely of two or more outside directors (as defined under Section 162 regulations) and must satisfy the 2006 Equity Incentive Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. For awards other than stock options and SARs to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2006 Equity Incentive Plan, as established and certified by a committee consisting solely of two or more outside directors. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2006 Equity Incentive Plan will be deductible under all circumstances.

New Plan Benefits

The benefits that will be awarded or paid under the amended and extended 2006 Equity Incentive Plan cannot currently be determined. Awards granted under the 2006 Equity Incentive Plan are within the discretion of the Compensation Committee, and the committee has not determined future awards or who might receive them. As of March 18, 2013, the closing price of a share of Intel common stock was $21.26.

Existing Plan Benefits

Pursuant to SEC rules, the following table sets forth the number of shares subject to options granted through December 29, 2012 that count against the maximum share authorization of the 2006 Equity Incentive Plan (see the Equity Plan Share Reservation Table above). These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares subject to RSUs and OSUs that have been granted to participants under the 2006 Equity Incentive Plan, as discussed above under “Background on Equity Compensation at Intel.”

Name and Position	Number of Shares
Paul S. Otellini, President and CEO	3,138,480
Stacy J. Smith, Executive Vice President, Director, Corporate Strategy and Chief Financial Officer	1,241,520
David Perlmutter, Executive Vice President, General Manager, Intel Architecture Group, and Chief Product Officer	1,515,920
Brian M. Krzanich, Executive Vice President and Chief Operating Officer	1,008,880
Renee J. James, Executive Vice President and General Manager, Software and Services Group	1,008,880
All current executive officers as a group	12,534,750
All non-employee directors as a group	—
All employees as a group (excluding executive officers)	130,643,660

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” amendment and extension of the 2006 Equity Incentive Plan.

PROPOSAL 5:

STOCKHOLDER PROPOSAL TITLED “EXECUTIVES TO RETAIN SIGNIFICANT STOCK”

The following stockholder proposal will be voted on at the 2013 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, is the owner of 200 shares of Intel common stock and proposes the following resolution:

Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age shall be defined by our Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of at least 25% of net after-tax shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, rated our company “D” with “High Governance Risk.” Also “Concern” for director qualifications and “High Concern” for Executive Pay—$17 million for our CEO Paul Otellini.

Regarding long-term incentive pay, 50% consisted of restricted stock units (RSUs) and stock options, both of which simply vested over time without job performance requirements. Equity pay given as a long-term incentive should include job performance requirements. Our CEO stock ownership guideline of 250,000 shares was too low since he received 467,000 options and 130,000 RSUs.

Four directors had 10 to 23 years long-tenure, including David Yoffie, who received our highest negative votes, and Reed Hundt. Mr. Yoffie controlled half of our nomination committee plus 33% of our executive pay committee and Mr. Hundt was involved with the bankruptcy of Allegiance Telecom. Director independence can erode after 10-years. GMI said long-tenured directors could form relationships that hinder their ability to provide effective oversight.

Charlene Barshefsky ranked second for our highest negative votes and was on two board committees. Five directors each served on 3 or 4 boards of large companies—overextension concern. Nine directors, or their relatives, had relationships with colleges that had relationships with Intel—Independence concern. Certain directors are entitled to Intel pensions—Independence concern. A more independent perspective would be a priceless asset for our directors.

Please vote to protect shareholder value:

Executives To Retain Significant Stock—Proposal 5.

Board of Directors’ Response

The Board recommends a vote against this proposal because it is unnecessary and contrary to the best interests of our stockholders.

Supporting Discussion

Intel has had stock ownership guidelines for directors and corporate officers for more than 10 years. The guidelines are routinely presented in our annual Proxy Statement, and in this document the guidelines for the corporate officers are located in “Corporate Officer Stock Ownership Guidelines” in the Compensation Discussion and Analysis. The guidelines as adopted by the Board currently call for the following holdings by officers:

(i) Chief Executive Officer: (ii) Chief Financial Officer: (iii) Executive Vice President: (iv) Senior Vice President: (v) Vice President:	250,000 shares 125,000 shares 100,000 shares 65,000 shares 35,000 shares

The Board’s Corporate Governance and Nominating Committee oversees compliance with these guidelines in an annual review process. The Board believes that these share amounts are appropriately set to align the interests of Intel’s corporate officers with those of our stockholders while taking into account the company’s equity compensation program and the personal financial and tax situations of our corporate officers. As of December 29, 2012, all of the listed officers have met their stock ownership targets. Many of our corporate officers, including the Chairman of the Board (who is subject to the guideline for CFO, one of his prior positions) have stock ownership that meets or exceeds the applicable guideline and which helps to demonstrate that our ownership guidelines are accomplishing their intended purpose of aligning corporate officer and stockholder interests and ensuring that corporate officers own and hold a meaningful amount of Intel stock.

In addition, for more than 20 years Intel’s Code of Conduct for employees and directors has prohibited officers and directors from investing in derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock as we believe such transactions could undermine the long-term performance incentive created by equity awards and create an inappropriate situation where a reduction in Intel stock price would be a positive outcome.

Other aspects of our company’s current compensation programs also already accomplish the proposal’s stated goal of ensuring that our executive officers focus on the company’s long-term success. As discussed in the Compensation Discussion and Analysis, the Board believes that our executive compensation programs for both cash and equity are designed to align executive officers’ interests with the long-term interests of our stockholders. The Compensation Committee has adopted a “portfolio” approach to compensation, using multiple equity vehicles to incentivize executive officers to take a balanced approach to long-term stockholder value creation. Equity awards consist of outperformance stock units (OSUs), restricted stock units (RSUs), and stock options. Half of the total value of annual equity awards is in the form of performance-based OSUs. The mix of OSUs, RSUs, and stock options encourages executive officers to focus on the company’s performance, stable value creation, and growth over the long-term.

In addition, the Compensation Committee has established vesting and other conditions for equity awards to incentivize executive officers to adopt a long-term perspective on generating sustainable profits. OSUs have a three-year performance period. RSUs vest in substantially equal increments over a three-year period. Stock options vest in 25% increments annually over four years and have a term of seven years. By paying out equity awards over a period of years, the company ensures that our executive officers have a vested long-term interest in the company’s continued success.

Moreover, the company must continue to attract and retain qualified executives who can create long-term stockholder value by offering competitive compensation packages. Equity-based compensation remains the prevailing form of compensation among technology companies. Imposing the mandatory retention requirements of the proposal would deprive the Compensation Committee of the flexibility to design competitive compensation packages. Further, adopting this proposal would mean that executives would not have access to a portion of their equity compensation until retirement age. This could put the company at risk of being unable to attract or retain qualified executives unless it increased cash compensation and decreased equity compensation, an outcome that does not align the interests of executive officers with the long-term interests of stockholders. It could also motivate executives who have been successful in enhancing stockholder value to leave Intel or retire earlier than they otherwise would have, in order to be able to share in the value they helped create.

Finally, we note that the proposal requests that senior executives be required to hold a certain percentage of their shares until “normal retirement age,” as that term is defined in Intel’s “qualified retirement plan that has the largest number of plan participants.” In the case of Intel, it is the Intel 401(k) Savings Plan (the 401(k) Plan) which is the “qualified retirement plan that has the largest number of plan participants.” However, the 401(k) Plan does not use the term “normal retirement age” and does not have a definition for “normal retirement age.” Thus, it does not appear that the proposal was drafted with Intel in mind, and the Board believes that the proposal does not recognize the facts applicable to executive stock ownership at Intel.

In the Board’s view, the proponent’s proposal adds little to our current policy and suggests that basic research on our policies had not been undertaken prior to the submission of the stockholder proposal. We have not previously received comments critical of our existing stockholding or derivatives policies and we note that numerous variations on such policies exist at many companies. Mr. Chevedden did not contact us in advance of submitting his proposal.

In summary, the Board believes that our current compensation programs and practices create an appropriate level of long-term stock holdings by our executive officers. Based on the foregoing, the Board believes that it is unnecessary and against stockholders’ best interests for the company to adopt this proposal.

Recommendation of the Board

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt a policy requiring senior executives to hold 25% of their net after-tax shares until normal retirement age.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the 2013 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 18, 2013 or if you hold a valid proxy for the annual meeting. If you plan to attend the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record—meaning that you hold shares directly with Computershare Investor Services, LLC—the inspector of elections will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” stockholders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures described here for attending the annual meeting in person, you will not be admitted to the annual meeting location.

Voting at the Meeting. We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting, by granting a proxy via the Internet, telephone, or mail. Stockholders can vote via the Internet or in person during the meeting. Stockholders who attend the annual meeting via the Internet should follow the instructions at www.intc.com in order to vote or submit questions at the meeting. Stockholders of record who attend the annual meeting in person may vote at the annual meeting by obtaining a ballot from the inspector of elections. Beneficial stockholders who wish to attend and vote at the annual meeting in person must obtain a proxy prior to the date of the annual meeting from the broker, bank, or other nominee that holds their shares and present it to the inspector of elections with their ballot. Voting via the Internet or in person during the meeting will replace any previous votes. For those voting at the annual meeting, polls will close at 9:15 a.m. Pacific Time on May 16, 2013.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person or electronically at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting during the meeting via the Internet.

Voting Standards. On March 18, 2013, the record date for the annual meeting, 4,950,950,342 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding on the record date must be present in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

Effect of Abstentions and Broker Non-Votes. Shares not represent at the meeting and shares voted “abstain” have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares on any of the items being put to a vote, other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2013. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions. If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the items from the Board of Directors described in this proxy statement.

Proxy Solicitation. We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $3 million.

Inspector of Elections. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2013 Annual Stockholders’ Meeting.

Stockholder List. Intel’s list of stockholders as of March 18, 2013 will be available for inspection for 10 days prior to the 2013 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

Voting Results. We will announce preliminary results at the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2012 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that Mr. Krzanich inadvertently failed to timely report approximately 2,500 shares on his initial filing under Section 16(a).

2014 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2014 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Standard Time) on December 4, 2013.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section of this proxy statement.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a steady state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee considers this input when reviewing proposals to change practices or policies. As a result of discussions with stockholders represented by Investor Voice, working on behalf of Newground Social Investment, we intend to evaluate over the course of the next year emerging governance trends in regard to voting standards and whether to count abstentions in determining voting results, with the goal (if deemed beneficial to the company and its stockholders) to have any revised practices and policies in place for use with the 2014 Annual Stockholders’ Meeting.

In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2014 annual meeting, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between December 4, 2013 and the close of business on February 17, 2014. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2014 annual meeting is held more than 30 days from the anniversary of the 2013 Annual Stockholders’ Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2014 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intc.com/corp_docs.cfm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 29, 2012 are included in our 2012 Annual Report to Stockholders, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge; or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

Communicating with Us. Visit our main Internet site at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings and other company-related topics. Our Investor Relations site at www.intc.com contains stock information, earnings and conference webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings.

If you would like to communicate with our Board, please refer to the procedures described in “Corporate Governance; Communications from Stockholders to Directors.”

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction, you can contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050, or by mail to Cary Klafter, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:

Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Investor Services, LLC www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Voting	D. F. King & Co., Inc. (800) 829-6554 (within the U.S. and Canada) or (212) 269-5550 (worldwide)

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the materials you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for the purposes of this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Cary I. Klafter

Corporate Secretary

Santa Clara, California

April 3, 2013

Intel, the Intel logo, Intel Xeon, and Ultrabook are trademarks of Intel Corporation in the U.S. and/or other countries.

*Other names and brands may be claimed as the property of others.

EXHIBIT A

INTEL CORPORATION

2006 EQUITY INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE MAY 16, 2013

1. PURPOSE

The purpose of this Intel Corporation 2006 Equity Incentive Plan (the “Plan”) is to advance the interests of Intel Corporation, a Delaware corporation, and its Subsidiaries (hereinafter collectively “Intel” or the “Corporation”), by stimulating the efforts of employees who are selected to be participants on behalf of Intel, aligning the long-term interests of participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of Intel, assisting Intel in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract, motivate and retain the best available individuals for service to the Corporation. This Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2. DEFINITIONS

(a) “Award” means a stock option, stock appreciation right, restricted stock or restricted stock unit granted to a Participant pursuant to the Plan.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d) “Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(f) “Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

(g) “Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(h) “Performance Award” means an Award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the Qualifying Performance Criteria specified in Section 10(b).

(i) “Plan” means this Intel Corporation 2006 Equity Incentive Plan.

(j) “Share” shall mean a share of common stock, $.001 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.

(k) “Subsidiary” means any corporation or entity in which Intel Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3. ADMINISTRATION

(a) Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof, and in such instances references herein to the Committee shall refer to the Board of Directors.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. The Committee may delegate to a Subcommittee of one or more officers of the Corporation the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants (other than any such officers themselves) who are not directors or executive officers, provided however that the resolution so authorizing such officer(s) shall specify the total number of rights or options such Subcommittee may so award, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the day to day administration of the Plan to an officer or officers of the Corporation or one or more agents, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend, and rescind rules and regulations relating to ~~this Plan and to define terms not otherwise defined herein~~the Plan, including the forms of Award Agreement and manner of acceptance of an Award, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan and Awards, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of Nasdaq, disruption of communications or natural catastrophe) deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement, provided that no such action shall be taken absent stockholder approval to the extent required under Section 13;

(ii) to determine which persons are eligible to be Participants, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 11;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

(viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants or other persons claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

4. PARTICIPANTS

Awards under the Plan may be granted to any person who is an employee or Outside Director of the Corporation. Outside Directors may be granted Awards only pursuant to Section 9 of the Plan. The status of the Chairman of the Board of Directors as an employee or Outside Director shall be determined by the Committee. Any person designated by the Corporation as an independent contractor shall not be treated as an employee and shall not be eligible for Awards under the Plan.

5. EFFECTIVE DATE AND EXPIRATION OF PLAN

(a) Effective Date. This Plan was approved by the Board of Directors on February 23, 2006 and became effective on May 17, 2006.

(b) Expiration Date. The Plan shall remain available for the grant of Awards until June 30, ~~2014~~ 2016 or such earlier date as the Board of Directors may determine. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

6. SHARES SUBJECT TO THE PLAN

(a) Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance as Awards under the Plan is ~~596,000,000,~~719,000,000, of which no more than an aggregate of ~~394,000,000~~517,000,000 Shares may be issued as restricted stock or restricted stock units and no more than an aggregate of 202,000,000 Shares shall be available for issuance as stock options under any program providing for stock option grants that vest in full in five or more years and that have a maximum term of ten years. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. Notwithstanding the preceding sentence, the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(b) Tax Code Limits. The aggregate number of Shares subject to stock options or stock appreciation rights granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000. The aggregate number of Shares subject to restricted stock or restricted stock unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued pursuant to incentive stock options granted under the Plan shall not exceed ~~596,000,000,~~719,000,000, which limitation shall be subject to adjustment under Section 11 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.

7. PLAN AWARDS

(a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and restricted stock units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.

(i) Stock Options. A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.

(ii) Stock Appreciation Rights. A “Stock Appreciation Right” or “SAR” is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).

(iii) Restricted Stock. A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

(iv) Restricted Stock Unit. A “Restricted Stock Unit” Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Unit Agreement”).

(b) Grants of Awards. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8. EMPLOYEE PARTICIPANT AWARDS

(a) Grant, Terms and Conditions of Stock Options and SARs

The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i) Price. The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. For purposes of the Plan, “market value” shall mean the average of the high and low sales prices of the Corporation’s common stock. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.

(ii) No Repricing. Other than in connection with a change in the Corporation’s capitalization or other transaction as described in Section 11(a) through (d) of the Plan, at any time when the purchase price of a Stock Option or SAR is above the market value of a Share, the Corporation shall not, without stockholder approval, reduce the purchase price of such Stock Option or SAR and shall not exchange such Stock Option or SAR for a new Award with a lower (or no) purchase price or for cash.

(iii) No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(iv) Duration, Exercise and Termination of Stock Options and SARs. Each Stock Option or SAR shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option or SAR as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option, except that no Stock Option shall first become exercisable within one (1) year from its date of grant, other than upon the death, disability or retirement of the person to whom the Stock Option was granted, in each case as specified in the Option Agreement.

Each Stock Option or SAR that vests in full in less than five (5) years (standard grants) must expire within a period of not more than seven (7) years from the grant date and each Stock Option or SAR that vests in full in five (5) or more years (long-term retention grants) must expire within a period of not more than ten (10) years from the grant date. In each case, the Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

(v) Suspension or Termination of Stock Options and SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Participant shall be required to repay to the Corporation, in cash and upon demand, the Option Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon exercise of a Stock Option or SAR if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issuable or issued upon exercise of a Stock Option or SAR, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Corporation’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price. The return of Option Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

(vi) Conditions and Restrictions Upon Securities Subject to Stock Options or SARs. Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option or SAR, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Committee shall determine. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of Restricted Stock Units equal in number to the number of Shares whose delivery is so deferred.

(vii) Other Terms and Conditions. Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

(viii) ISOs. Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

(b) Grant, Terms and Conditions of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock or Restricted Stock Units at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Restricted Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i) Terms and Conditions. Each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii) Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Restricted Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

(iii) Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. Up to 480,000 Shares shall be available for issuance to employee Participants as Awards having no minimum vesting period. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Restricted Stock Unit Award in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Stock Options or SARs or upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Award is granted.

(iv) Termination of Employment. The Restricted Stock or Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

(v) Restricted Stock Units. Except to the extent this Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Restricted Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Committee. Dividends or dividend equivalent rights shall be payable in cash or in additional shares with respect to Restricted Stock Units only to the extent specifically provided for by the Committee. Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 11. Any Restricted Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.

(vi) Suspension or Termination of Restricted Stock and Restricted Stock Units. If at any time the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, the Participant’s Restricted Stock or Restricted Stock Unit Agreement shall be forfeited and cancelled. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Participant shall be required to repay to the Corporation, in cash and upon demand, the Restricted Stock Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon the vesting of Restricted Stock or a Restricted Stock Unit if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issued or issuable upon vesting of Restricted Stock or a Restricted Stock Unit, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Corporation’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or units sold or disposed of. The return of Restricted Stock Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

9. OUTSIDE DIRECTOR AWARDS

Each Outside Director may be granted up to 100,000 Shares underlying Awards (each an “Outside Director Award”) each fiscal year, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 11. The number of Shares subject to each Outside Director Award, or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 8. If the Board of Directors reasonably believes that an Outside Director has committed an act of misconduct as specified in Section 8(a)(v) or 8(b)(vi), the Board of Directors may suspend the Outside Director’s right to exercise any Stock Option or SAR and/or the vesting of any Restricted Stock or Restricted Stock Unit Award pending a determination of whether an act of misconduct has been committed. If the Board of Directors determines that an Outside Director has committed an act of misconduct, neither the Outside Director nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever and shall forfeit any unvested Restricted Stock or Restricted Stock Unit Award.

10. OTHER PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) shall be void and unenforceable against the Corporation.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance

Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Standards Codification 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

(d) Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

(e) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares.

(f) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by Intel issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

11. ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Accounting Standards Codification 718 affecting the Shares or other securities of the Corporation, the Committee shall equitably adjust the number and kind of Shares or other securities that are subject to this Plan and to the limits under Section 6 and that are subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities subject to such Awards without changing the aggregate exercise or settlement price, if any.

(c) No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.

(d) Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event Intel is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by Intel (if Intel is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12. LISTING OR QUALIFICATION OF COMMON STOCK

In the event that the Committee determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Restricted Stock Unit Award shall not vest or be settled unless such listing, qualification, consent or approval has been unconditionally obtained.

13. TERMINATION OR AMENDMENT OF THE PLAN

The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that the Corporation shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by NASDAQ or that otherwise would:

(a) Increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) Reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

(c) Reduce the option price of outstanding Stock Options;

(d) Extend the term of this Plan;

(e) Change the class of persons eligible to be Participants; or

(f) Increase the limits in Section 6.

In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14. WITHHOLDING

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Restricted Stock Unit Award, or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

15. GENERAL PROVISIONS

(a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, it may determine to do so.

(b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(d) Third Party Administrator. In connection with a Participant’s participation in the Plan, the Corporation may use the services of a third party administrator, including a brokerage firm administrator, and the Corporation may provide this administrator with personal information about a Participant, including a Participant’s name, social security number and address, as well as the details of each Award, and this administrator may provide information to the Corporation concerning the exercise of a Participant’s rights and account data as it relates to Awards under the Plan.

16. NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or restricted stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Corporation has determined that such registration is unnecessary.

18. LIABILITY OF CORPORATION

The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

INTEL CORPORATION

ATTN: INVESTOR RELATIONS

2200 MISSION COLLEGE BLVD.

SANTA CLARA, CA 95054

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55067-P33510-Z59585	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    INTEL CORPORATION

A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 4:

1.	Election of Directors
		For	Against	Abstain
Nominees:

	1a. Charlene Barshefsky	☐	☐	☐

	1b. Andy D. Bryant	☐	☐	☐

	1c. Susan L. Decker	☐	☐	☐

	1d. John J. Donahoe	☐	☐	☐

	1e. Reed E. Hundt	☐	☐	☐

	1f. James D. Plummer	☐	☐	☐

	1g. David S. Pottruck	☐	☐	☐

	1h. Frank D. Yeary	☐	☐	☐

	1i. David B. Yoffie	☐	☐	☐

		For	Against	Abstain

2.	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year	☐	☐	☐

3.	Advisory vote to approve executive compensation	☐	☐	☐

4.	Approval of amendment and extension of the 2006 Equity Incentive Plan	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5:

5.	Stockholder proposal titled “Executives to Retain Significant Stock”	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

  B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should   each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M55068-P33510-Z59585

Proxy – Intel Corporation

Notice of 2013 Annual Meeting of Stockholders

May 16, 2013, 8:30 a.m. Pacific Time

Intel Corporation

Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

Via the Internet at www.intc.com

Proxy Solicited by Board of Directors for Annual Meeting - May 16, 2013

Andy D. Bryant, Paul S. Otellini, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 16, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), FOR Proposal 3 (Advisory Vote to Approve Executive Compensation), FOR Proposal 4 (Amendment and Extension of the 2006 Equity Incentive Plan) and AGAINST Proposal 5 (Stockholder Proposal).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Proposals to be voted appear on reverse side.)